Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284369
Information contained in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
SUBJECT TO COMPLETION, DATED DECEMBER 1, 2025
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 28, 2025)

IREN Limited

     Ordinary Shares
We are offering    ordinary shares in a registered direct offering to a limited number of purchasers pursuant to this prospectus supplement and the accompanying prospectus at a price of $   per share, which will be equal to the closing price per share of our ordinary shares as reported by the Nasdaq Global Select Market (“Nasdaq”) on the date of this prospectus supplement.
Concurrently with this offering, we are offering $1.0 billion aggregate principal amount of   % convertible senior notes due 2032 (the “2032 notes”) and $1.0 billion aggregate principal amount of   % convertible senior notes due 2033 (the “2033 notes” and, together with the 2032 notes, the “convertible notes”), plus up to an additional $150 million aggregate principal amount of 2032 notes and up to an additional $150 million aggregate principal amount of 2033 notes that the initial purchasers of the concurrent offering have the options to purchase from us (the “Concurrent Offering”). The Concurrent Offering is being made pursuant to a confidential offering memorandum (and not pursuant to this prospectus supplement or the accompanying prospectus) only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act. The completion of this offering is not contingent on the completion of the Concurrent Offering, and the completion of the Concurrent Offering is not contingent on the completion of this offering. Accordingly, you should not assume that the Concurrent Offering will be consummated on the terms described in this prospectus supplement, if at all. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the convertible notes, or the ordinary shares, if any, issuable upon conversion of the convertible notes, we are offering in the Concurrent Offering.

	Per Share	Total
Registered direct offering price	$	$
Proceeds to us, before expenses	$	$

We expect to deliver the ordinary shares against payment in New York, New York on or about     , 2025, which is the      business day after the initial trade date for the ordinary shares offered hereby (this settlement cycle being referred to as “T+ ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally must settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares before the business day before the settlement date must, because the shares initially will settle T+ , specify an alternate settlement cycle at the time of such trade to prevent a failed settlement. Those purchasers should consult their advisors.
In this offering, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P Morgan Securities LLC will act as our placement agents (each in such capacity, a “placement agent” and together, the “placement agents”) with respect to our ordinary shares offered by this prospectus supplement. The placement agents are not required to purchase or sell any ordinary shares but will use their reasonable best efforts to solicit offers for the purchases of the ordinary shares offered hereby. See “Plan of Distribution” beginning on page S-34 of this prospectus supplement for more information regarding these arrangements.
Our ordinary shares are listed on Nasdaq under the symbol “IREN.” On November 28, 2025, the last reported sale price of our ordinary shares was $47.81 per share.

Investing in our securities involves a high degree of risk. See the “Risk Factors” section beginning on page S-7 of this prospectus supplement and any risk factors in our Securities and Exchange Commission (the “SEC”) filings that are incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Placement Agents

Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan

Prospectus supplement dated December     , 2025.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which is part of a registration statement that we filed with the SEC using a “shelf’ registration process. The accompanying prospectus provides you with a general description of the securities that may be offered by us, some of which may not apply to this offering.
Before buying any of the securities that we are offering, you should carefully read both this prospectus supplement and the accompanying prospectus with all of the information incorporated by reference in this prospectus supplement, as well as the additional information described under the heading “Where You Can Find Additional Information” and “Information Incorporated by Reference.” These documents contain important information that you should consider when making your investment decision. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus supplement forms a part. You should read the exhibits carefully for provisions that may be important to you.
To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference in this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in this prospectus supplement-the statement in the document having the later date modifies or supersedes the earlier statement.
The information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference in this prospectus supplement is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement or the accompanying prospectus or the sale of any securities. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
Neither we nor the placement agents have authorized anyone to provide you with information that is different from that contained in this prospectus supplement, the accompanying prospectus, or any free writing prospectus we may authorize to be delivered or made available to you. Neither we nor the placement agents take responsibility for, or provide assurance as to the reliability of, any other information that others may give you. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.
For investors outside the United States: Neither we nor the placement agents have taken any action that would permit the offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus supplement outside the United States.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to “IREN,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to IREN Limited and its subsidiaries.
Trademarks
We have unregistered trademarks and service marks, and registered website domains, company and business names that we use in connection with the operation of our business. These include, among others, Iris Energy, IREN and www.iren.com. Other trademarks, service marks, and trade names referenced in this prospectus supplement are, to our knowledge, the property of their respective owners.
Presentation of Financial Information
All references to “U.S. dollars,” “dollars,” “$,” “USD” or “US$” are to the U.S. dollar. All references to “Australian dollars,” “AUD” or “A$” are to the Australian dollar, the official currency of Australia. All references to “Canadian dollars,” “CAD” or “C$” are to the Canadian dollar, the official currency of Canada. All references to “GAAP” are to generally accepted accounting principles in the United States. References to a particular “fiscal year” are to IREN’s fiscal year ended June 30 of that year.
S-ii

Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain monetary amounts, percentages and other figures included in this prospectus supplement have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Market and Industry Data
This prospectus supplement includes market, economic, and industry data as well as certain statistics and information relating to our business, markets, and other industry data, which we obtained or extrapolated from various third-party industry and research sources, as well as assumptions that we have made that are based on those data and other similar sources. Industry publications and other third-party surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we believe that such data is reliable, we have not independently verified such data and cannot guarantee the accuracy or completeness thereof. Additionally, we cannot assure you that any of the assumptions underlying these statements are accurate or correctly reflect our position in the industry, and not all of our internal estimates have been verified by any independent sources. Furthermore, we cannot assure you that a third-party using different methods to assemble, analyze, or compute market data would obtain the same results. There is no precise definition for what constitutes the Bitcoin mining market, the HPC and AI services market, or any other market or industry referenced in this prospectus supplement. We do not intend, and do not assume any obligations, to update industry or market data set forth in this prospectus supplement. Finally, behavior, preferences, and trends in the marketplace tend to change. As a result, investors and prospective investors should be aware that data in this prospectus supplement and estimates based on such data may not be reliable indicators of future results.
References to “market share” and “market leader” are based on global revenues in the referenced market, and unless otherwise specified herein, are based on certain of the materials referenced above.
S-iii

GLOSSARY OF INDUSTRY TERMS AND CONCEPTS
Throughout this prospectus supplement, we use a number of industry terms and concepts which are defined as follows:

AI Cloud Services	Platforms that provide access to AI/ML capabilities through cloud-based infrastructure.

AI/ML
Artificial Intelligence and Machine Learning. Artificial Intelligence (“AI”) is computer software that mimics human cognitive abilities in order to perform complex tasks, such as decision making, data analysis, language translation and a variety of tools and services across the emergent AI industry that have been developed to leverage AI capabilities. Machine Learning (“ML”) is a subset of AI in which algorithms are trained on data sets to become machine learning models capable of performing specific tasks.

ASICs	An Application Specific Integrated Circuit is a type of integrated circuit that is custom-designed for a particular use, rather than intended for general-purpose use.

Bitcoin
A system of global, decentralized, scarce, digital money as initially introduced in a white paper titled “Bitcoin: A Peer-to-Peer Electronic Cash System” published on October 31, 2008, by an individual or group using the pseudonym Satoshi Nakamoto.

Bitcoin network	The collection of all nodes running the Bitcoin protocol. This includes miners that use computing power to maintain the ledger and add new blocks to the blockchain.

block	A bundle of transactions analogous with digital pages in a ledger. Transactions are bundled into blocks, which are then added to the ledger. Miners are rewarded for “mining” a new block.

blockchain
A software program containing a cryptographically secure digital ledger that maintains a record of all transactions that occur on the network, that enables peer-to-peer transmission of transaction information, and that follows a consensus protocol for confirming new blocks to be added to the blockchain.

Board	The board of directors of IREN Limited.

difficulty
In the context of Bitcoin mining, a measure of the relative complexity of the algorithmic solution required for a miner to mine a block and receive the Bitcoin reward. An increase in global hashrate will temporarily result in faster block times as the mining algorithm is solved quicker - and vice versa if the global hashrate decreases. The Bitcoin network protocol adjusts the network difficulty every 2,016 blocks (approximately every two weeks) to maintain a target block time of 10 minutes.

digital asset
Bitcoin and alternative coins, or “altcoins,” launched after the success of Bitcoin. This category is designed to serve functions including as a medium of exchange, store of value, and/or to power applications.

fiat currency	A government issued currency that is not backed by a physical commodity, such as gold or silver, but rather by the government that issued it.

fork	A fundamental change to the software underlying a blockchain which may result in two different blockchains, the original, and the new version, each with their own token.

S-iv

GPUs
Graphics processing units are a type of computing technology designed for parallel processing, which can be used in a wide range of applications, including graphics and video rendering, gaming, creative production and AI.

hash	To compute a function that takes an input, and then outputs an alphanumeric string known as the “hash value.”

hashrate
The speed at which a miner can produce computations (hashes) using the Bitcoin network’s algorithm, expressed in hashes per second. The hashrate of all miners on a particular network is referred to as the global hashrate.

HPC
High-performance computing, which refers to the aggregation of computing power to achieve higher performance levels, often utilized to perform complex calculations in fields including science, engineering, finance, AI/ML and business. It typically involves using supercomputers or clusters of computers, often employing parallel processing, to perform calculations simultaneously, thereby greatly reducing computation time.

miner
Individuals or entities who operate a computer or group of computers that compete to mine blocks. Bitcoin miners who successfully mine blocks are rewarded with new Bitcoin as well as any transaction fees.

mining	The process by which new Bitcoin blocks are created, and thus new transactions are added to the blockchain in the Bitcoin network.

mining pools
Mining pools are platforms for miners to contribute their hashrate in exchange for digital assets, including Bitcoin, and in some cases regardless of whether the pool effectively mines any block. Miners tend to join pools to increase payout frequency, with pools generally offering daily payouts, and to externalize to the pool the risk of a block taking longer than statistically expected from the network difficulty. Mining pools offers these services in exchange for a fee.

proof-of-stake
An alternative consensus protocol, in which a “validator” typically may use their own digital assets to validate transactions or blocks. Validators may “stake” their digital assets on whichever transactions they choose to validate. If a validator validates a block (group of transactions) correctly, it will receive a reward. Typically, if a validator verifies an incorrect transaction, it may lose the digital assets that it staked. Proof-of-stake generally requires a negligible amount of computing power compared to proof-of-work.

proof-of-work
A protocol for establishing consensus across a system that ties mining capability to computational power. Hashing a block, which is in itself an easy computational process, now requires each miner to solve for a certain difficulty variable periodically adjusted by the Bitcoin network protocol. In effect, the process of hashing each block becomes a competition and, as a result, the overall process of hashing requires time and computational effort.

protocol	The software that governs how a blockchain operates.

REC	Renewable Energy Certificate.

SEC	U.S. Securities and Exchange Commission.

S-v

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement or incorporated by reference in this prospectus supplement. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement carefully before deciding to invest in our securities.
Our Company
Overview
We are a leading provider of AI Cloud Services, delivering large-scale GPU clusters for AI training and inference. Our vertically integrated platform is underpinned by an expansive portfolio of grid-connected land and data centers in renewable-rich regions across the U.S. and Canada.
Our AI Cloud Services operations generate revenue by providing access to cloud-based GPU computing to customers for AI training and inference workloads. As of September 30, 2025, we had approximately 2,100 GPUs operating in our data centers.
Our Bitcoin mining operations generate revenue by earning Bitcoin through a combination of block rewards and transaction fees from the operation of our Bitcoin miners and exchanging these Bitcoin for fiat currencies such as USD or CAD. We typically liquidate all the Bitcoin we mine daily and therefore did not have any Bitcoin held on our balance sheet as of September 30, 2025. As of September 30, 2025, we had installed hashrate capacity of approximately 50 EH/s.
We are also pursuing a strategy of expanding and diversifying our revenue sources into other HPC and AI services beyond AI Cloud Services, including through the development of purpose-built AI data centers for colocation.
Corporate Information
We report to our shareholders in compliance with U.S. securities laws as applicable to a U.S. domestic company and our ordinary shares are solely listed on the Nasdaq in the United States, under the trading ticker “IREN.” We were originally incorporated under the laws of Australia, on November 6, 2018 as “Iris Energy Pty Ltd” an Australian proprietary company (ACN 629 842 799). On October 7, 2021, we converted into a public company named “Iris Energy Limited” (which continues to be incorporated under Australian law) and on November 19, 2021, we closed our initial public offering in the United States. As of February 15, 2024, we commenced trading under the business name “IREN” and on November 27, 2024, we changed the name of the Company to “IREN Limited.”
Our operations, assets and customers are predominantly in the United States, where we maintain office locations at 620 Farm-to-Market Road, Childress, Texas, and 1411 Broadway, New York, New York. Our principal executive offices are located at Level 6, 55 Market Street, Sydney, Australia, and our telephone number is +61 2 7906 8301. Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168. The address of our website is www.iren.com. The information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus.
Recent Developments
Concurrent Offering
Concurrently with this offering, we are offering $1.0 billion aggregate principal amount of    % convertible senior notes due 2032 and $1.0 billion aggregate principal amount of    % convertible senior notes due 2033, plus up to an additional $150 million aggregate principal amount of 2032 notes and up to an additional $150 million aggregate principal amount of 2033 notes that the initial purchasers of the Concurrent Offering have the options to purchase from us. In connection with the pricing of the Concurrent Offering, we expect to enter into privately negotiated capped call transactions (the “New Capped Calls”) relating to each series of convertible notes with one or more of the initial purchasers in the Concurrent Offering or their affiliates or one or more other financial institutions (the “option counterparties”). The Concurrent Offering is being made pursuant to a confidential offering memorandum (and not pursuant to this prospectus supplement or the accompanying prospectus) only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act. We intend to use the net proceeds from this offering, together with the net proceeds from the Concurrent Offering, if it is consummated, (i) to fund the approximately $    million cost of entering into the New Capped Calls, (ii) to repurchase approximately $    million aggregate principal amount of our 3.25% Convertible Senior Notes due 2030 (the “Existing 2030 Convertible Notes”) for cash and approximately $    million principal amount of our 3.50% Convertible Senior Notes due 2029 (the “Existing 2029 Convertible Notes” and, together with the Existing 2030 Convertible Notes, the “Existing Convertible Notes”) for cash in separate, privately negotiated transactions with a limited number of holders of our Existing Convertible Notes (collectively, the “Repurchase”) for approximately $    million and (iii) for general corporate purposes and working capital. If the initial purchasers of the Concurrent Offering exercise their options to purchase additional convertible notes, then we intend to use a portion of the additional net proceeds from the sale of the additional convertible notes to fund the cost of entering into additional New Capped Calls. See “Use of Proceeds.” The terms of each Repurchase transaction will depend on a variety of factors, including the market price of our ordinary shares and the trading price of our Existing 2030 Convertible Notes and our Existing 2029 Convertible Notes at the time of such Repurchase, and each Repurchase will be subject to closing conditions that may not be satisfied. No assurance can be given as to how many, if any, of our Existing 2030 Convertible Notes and/or our Existing 2029 Convertible Notes will be repurchased or the terms on which they will be repurchased. In addition, following the completion of this offering and the Concurrent Offering, we may repurchase additional Existing Convertible Notes.
The completion of this offering is not contingent on the completion of the Concurrent Offering or the Repurchase, and the completion of the Concurrent Offering is not contingent on the completion of this offering or the Repurchase. Accordingly, you should not assume that the Concurrent Offering or the Repurchase will be consummated on the terms described in this prospectus supplement, if at all. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the convertible notes, or the ordinary shares, if any, issuable upon conversion of the convertible notes, we are offering in the Concurrent Offering, and does not constitute an offer to buy, or the solicitation of an offer to sell, any Existing Convertible Notes. See “The Concurrent Offering.”

THE OFFERING
This summary highlights certain terms of the offering but does not contain all information that may be important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.
Ordinary shares offered by us
ordinary shares
Ordinary shares to be outstanding after this offering
ordinary shares
Use of proceeds
We estimate that the net proceeds to us from this offering will be approximately $    million, based on the registered direct offering price of $   , after deducting the estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with the net proceeds from the Concurrent Offering, if it is consummated, (i) to fund the approximately $    million cost of entering into the New Capped Calls, (ii) to repurchase approximately $    million aggregate principal amount of our Existing 2030 Convertible Notes for cash and approximately $    million aggregate principal amount of our Existing 2029 Convertible Notes for cash in separate, privately negotiated transactions with a limited number of holders of our Existing Convertible Notes for approximately $    million and (iii) for general corporate purposes and working capital. If the initial purchasers of the Concurrent Offering exercise their options to purchase additional convertible notes, then we intend to use a portion of the additional net proceeds from the sale of the additional convertible notes to fund the cost of entering into additional New Capped Calls. See “Use of Proceeds.”
Our Existing 2030 Convertible Notes mature on June 15, 2030 and bear interest at a rate of 3.25% per year. Our Existing 2029 Convertible Notes mature on December 15, 2029 and bear interest at a rate of 3.50% per year.
Risk factors
Investing in our ordinary shares involves a high degree of risk. See the “Risk Factors” section beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider before deciding to invest in our ordinary shares.
Concurrent Offering
Concurrently with this offering, we are offering $1.0 billion aggregate principal amount of    % convertible senior notes due 2032 and $1.0 billion aggregate principal amount of    % convertible senior notes due 2033, plus up to an additional $150 million aggregate principal amount of 2032 notes and up to an additional $150 million aggregate principal amount of 2033 notes that the initial purchasers of the Concurrent Offering have the options to purchase from us. The Concurrent Offering is being made pursuant to a confidential offering memorandum (and not pursuant to this prospectus supplement or the accompanying prospectus) only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the convertible notes, or the ordinary shares, if any, issuable upon conversion of the convertible notes, we are offering in the Concurrent Offering. See “The Concurrent Offering.”
In connection with the pricing of the convertible notes, we expect to enter into the New Capped Calls. The New Capped Calls are expected generally to reduce potential dilution to our ordinary shares upon any conversion of convertible notes of the relevant series and/or offset any potential cash payments we are required to make in excess of the principal amount of converted convertible notes of such series, as the case may be, with such reduction and/or offset subject to a cap. Under the terms of the New Capped Calls, subject to the conditions set forth in the agreements governing the New Capped Calls, the option counterparties may be obligated to deliver to us a number of our ordinary shares determined pursuant to the terms thereof, or pay cash to us to the extent we do not receive shareholder authorization for the repurchase of ordinary shares pursuant to the New Capped Calls and are not otherwise permitted under the laws of our jurisdiction to repurchase shares (or to the extent we otherwise elect to cash settle the relevant New Capped Calls). We retain flexibility to seek and/or renew such approval from time to time during the terms of the New Capped Calls at a general meeting or future annual general meeting.
If the initial purchasers of the Concurrent Offering exercise their option to purchase additional convertible notes of a series, then we expect to enter into additional New Capped Calls relating to such series of convertible notes with the option counterparties. For a discussion of the potential impact of any market or other activity by the option counterparties or their respective affiliates in connection with these New Capped Calls, see “Risk Factors—Risks Related to the Concurrent Offering, the Convertible Notes and the Existing 2031 Convertible Notes—The New Capped Calls may affect the value of the convertible notes and our ordinary shares.”
In addition, concurrently with the pricing of this offering, we expect to enter into one or more separate, privately negotiated transactions with a limited number of holders of our Existing Convertible Notes (collectively, the “Repurchase”) to repurchase approximately $    million principal amount of our Existing 2030 Convertible Notes and approximately $    million principal amount of our Existing 2029 Convertible Notes for approximately $    million. The terms of each Repurchase transaction will depend on a variety of factors, including the market price of our ordinary shares and the trading price of our Existing 2030 Convertible Notes and our Existing 2029 Convertible Notes at the time of such Repurchase, and each Repurchase will be subject to closing conditions that may not be satisfied. No assurance can be given as to how many, if any, of our Existing 2030 Convertible Notes and/or our Existing 2029 Convertible Notes will be repurchased or the terms on which they will be repurchased. In addition, following the completion of this offering, we may repurchase additional Existing Convertible Notes. This prospectus is not an offer to buy, or the solicitation of an offer to sell, any Existing Convertible Notes.
In connection with any repurchase of our Existing Convertible Notes, certain holders of our Existing Convertible Notes that participate in a Repurchase may purchase or sell our ordinary shares in the open market or enter into or unwind various derivative transactions with respect to our ordinary shares to unwind any hedge positions they may have with respect to our Existing Convertible Notes or to hedge or unwind their exposure in connection with these transactions. The amount of our ordinary shares to be sold or purchased by such holders or the notional number of our ordinary shares underlying such derivative transactions may be substantial in relation to the historic average daily trading volume of our ordinary shares. These activities may adversely affect the trading price of our ordinary shares and the trading price of the convertible notes. We cannot predict the magnitude of such market activities or the overall effect they will have on the price of the convertible notes offered hereby or our ordinary shares.
We do not intend at the time of the Repurchase to terminate or amend the capped call transactions entered into in connection with the Existing 2030 Convertible Notes and/or the Existing 2029 Convertible Notes (such capped call transactions, the “Existing Capped Calls”). As such, the Existing Capped Calls will remain outstanding at the time of the Repurchase. However, in our discretion, we may in the future undertake to terminate or unwind all or a portion of the Existing Capped Calls, whether in proportion to the amount of Existing Convertible Notes repurchased by us in the Repurchase, in proportion to the amount of any future repurchases of Existing Convertible Notes by us or otherwise. For a discussion of the potential impact of hedging and other activities that may be associated with the Existing Capped Calls, see “Risk Factors—Risks Related to the Concurrent Offering, the Existing Convertible Notes and the Existing 2031 Convertible Notes—Repurchases of our Existing Convertible Notes and/or our Existing 2031 Convertible Notes and any significant future repurchases of our Existing Convertible Notes and/or our Existing 2031 Convertible Notes, as well as any market activities of the counterparties to the Existing Capped Calls and/or the 2031 Capped Calls may affect the value of the Convertible Notes and our ordinary shares.”
The completion of this offering is not contingent on the completion of the Concurrent Offering or the Repurchase, and the completion of the Concurrent Offering is not contingent on the completion of this offering or the Repurchase. Accordingly, you should not assume that the Concurrent Offering or the Repurchase will be consummated on the terms described in this prospectus supplement, if at all.
Nasdaq symbol
“IREN”

The number of ordinary shares outstanding before and after this offering is based on 288,642,592 ordinary shares outstanding as of November 15, 2025, and excludes:
•	4,987,244 ordinary shares issuable upon the exercise of options outstanding under our share issuance plans as of November 15, 2025, at a weighted-average exercise price of $72.67 per share;
•	24,223,326 ordinary shares issuable upon vesting of restricted share units outstanding under our Long-Term Incentive Plans as of November 15, 2025;
•	up to 52,430,840 ordinary shares issuable upon conversion of our Existing 2029 Convertible Notes;
•	up to 34,029,380 ordinary shares issuable upon conversion of our Existing 2030 Convertible Notes;
•	up to 16,641,700 ordinary shares issuable upon conversion of our Existing 2031 Convertible Notes; and
•	the ordinary shares issuable upon conversion of the convertible notes being offered by us in connection with our Concurrent Offering.
Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the initial purchasers in our Concurrent Offering of their options to purchase up to $150 million aggregate principal amount of 2032 notes and up to an additional $150 million aggregate principal amount of 2033 notes from us.

RISK FACTORS
Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the following risks and those in our then-most recent Annual Report on Form 10-K, and any updates to those risk factors in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference in this prospectus supplement, together with all of the other information appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects.
Risks Related to this Offering
You may experience future dilution as a result of future equity offerings.
In order to raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for ordinary shares. We cannot assure you that we will be able to sell ordinary shares or other securities in any other offering at a price per ordinary share that is equal to or greater than the price per ordinary share paid by investors in this offering, and investors purchasing ordinary shares or other securities in the future could have rights superior to existing shareholders. The price per ordinary share at which we sell additional ordinary shares or other securities convertible into or exchangeable for ordinary shares in future transactions may be higher or lower than the price per ordinary share in this offering.
Future sales, or the possibility of future sales, of a substantial number of our ordinary shares could adversely affect the market price of our ordinary shares.
In order to raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares at prices that may not be the same as the price per share in this offering. Additionally, the sale of ordinary shares pursuant to this offering could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.
Further, we are party to an At Market Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc., Cantor Fitzgerald & Co., Compass Point Research & Trading, LLC, Canaccord Genuity LLC, Citigroup Global Markets, J.P. Morgan Securities LLC and Macquarie Capital (USA) Inc. Pursuant to the Sales Agreement, we may offer and sell our ordinary shares from time to time in an amount not to exceed the lesser of the amount registered on an effective registration statement and for which we have filed a prospectus, and the amount authorized from time to time to be issued and sold under the Sales Agreement by the Board. As a result, we may increase the amount of our ordinary shares that may be sold from time to time pursuant to the Sales Agreement in accordance with the terms of the Sales Agreement. As of November 15, 2025, the Company had issued 66,707,732 shares pursuant to its at-the-market offering under the Sales Agreement at varying prices generating an aggregate of approximately $1.0 billion in proceeds, with no further amounts remaining available for sale under our prospectus supplement relating to the Sales Agreement and related registration statement. We may register additional ordinary shares for sale under the Sales Agreement, potentially in the near term, to provide additional financing flexibility. Any sales of ordinary shares under the Sales Agreement could be substantial.
We also issued $440 million aggregate principal amount of 3.25% convertible senior notes due 2030, $550 million aggregate principal amount of 3.50% convertible senior notes due 2029 and $1 billion aggregate principal amount of 0.00% convertible senior notes due 2031 in December 2024, June 2025 and October 2025, respectively, each of which are convertible in certain circumstances at the option of the holder thereof. Additionally, in the Concurrent Offering, we are offering $1.0 billion aggregate principal amount of   % convertible senior notes due 2032 and $1.0 billion aggregate principal amount of   % convertible senior notes due 2033, plus up to an additional $150 million aggregate principal amount of 2032 notes and up to an additional $150 million aggregate principal amount of 2033 notes that the initial purchasers of the Concurrent Offering have the options to purchase from us, which convertible notes are convertible in certain circumstances at the option of the holder thereof. We will settle conversions of such convertible notes by paying or delivering, as applicable, cash, ordinary shares or a combination of cash and ordinary shares, at our election, based on the applicable conversion rate.
We continue to monitor funding markets for opportunities to raise additional debt, equity or equity-linked capital to fund further capital or liquidity needs, and growth plans. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares, or securities convertible or exchangeable into our ordinary shares, in future transactions may be higher or lower than the price per share paid by investors in this offering.
We have broad discretion in the use of the net proceeds from this offering, and we may not use them effectively.
We currently intend to use the net proceeds from this offering and the Concurrent Offering, if it is consummated, as described in “Use of Proceeds.” However, our Board and our management retain broad discretion in the application of the net proceeds from this offering and the Concurrent Offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our ordinary shares. Our failure to apply these funds effectively could result in financial losses, which could have a material adverse effect on our business, results of operations, financial condition and prospects.
Risks Related to Ownership of Our Ordinary Shares
The market price of our ordinary shares may be highly volatile.
The market price of our ordinary shares has been volatile and is likely to continue to fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations similar to ours as well as the fluctuation in the market price of Bitcoin and other digital assets. In addition, technology stocks have historically experienced high levels of volatility. The market price for our ordinary shares may be influenced by many factors, including:
•	actual or anticipated fluctuations in our financial and operating results;
•	the trading price of digital assets, in particular Bitcoin;
•	changes in the market valuations of our competitors;
•	rumors, publicity, and market speculation involving us, our management, our competitors, or our industry;
•
announcements of new investments, new products, services or solutions, capital raising initiatives, acquisitions, strategic partnerships, joint ventures, capital commitments, integrations or capabilities, technologies, or innovations by us or our competitors;

•	changes in financial estimates or recommendations by securities analysts;
•	changes in laws or regulations applicable to us or our industry;
•	the perception of our industry by the public, legislatures, regulators and the investment community;
•
unfavorable or inaccurate press about or ratings or assessments of our ESG strategies or practices, regardless of whether or not we comply with applicable legal requirements, may lead to adverse investor sentiment toward us and our industry, which in turn could have an adverse impact on our share price, demand for our securities and our access to, and cost of, capital;

•	additions or departures of key personnel;
•	potential litigation or regulatory investigations;
•
general economic, industry, political and market conditions and overall market volatility, including resulting from public health crises, including an outbreak of an infectious disease, war, incidents of terrorism, or responses to these events;

•	sales of our ordinary shares by us, our directors and officers, holders of our ordinary shares or our shareholders in the future or the anticipation that such sales may occur in the future; and
•	the trading volume of our ordinary shares on the Nasdaq.
Broad market and industry factors may adversely affect the market price of our ordinary shares, regardless of our actual operating performance. Further, a decline in the financial markets and related factors beyond our control may cause the price of our ordinary shares to decline rapidly and unexpectedly.

Risks Related to the Concurrent Offering, the Existing Convertible Notes and the Existing 2031 Convertible Notes
The issuance of our ordinary shares upon conversion of the Convertible Notes will dilute the ownership interests of our stockholders and could depress the trading price of our ordinary shares.
Upon conversion of the convertible notes being offered in the Concurrent Offering, the Existing Convertible Notes and our 0.00% Convertible Senior Notes due 2031 (the “Existing 2031 Convertible Notes” and, together with the convertible notes and the Existing Convertible Notes, the “Convertible Notes”) we will satisfy part or all of our conversion obligation in our ordinary shares, unless we elect to settle conversions solely in cash. The issuance of our ordinary shares upon conversion of the Convertible Notes will dilute the ownership interests of our stockholders, which could depress the trading price of our ordinary shares. In addition, the market’s expectation that conversions may occur could depress the trading price of our ordinary shares even in the absence of actual conversions. Moreover, the expectation of conversions could encourage the short selling of our ordinary shares, which could place further downward pressure on the trading price of our ordinary shares.
Hedging activity by investors in the convertible notes could depress the trading price of our ordinary shares.
We expect that many investors in the convertible notes being offered in the Concurrent Offering, including potential purchasers of the convertible notes following the Concurrent Offering, will seek to employ a convertible note arbitrage strategy. Under this strategy, investors typically short sell a certain number of our ordinary shares and adjust their short position over time while they continue to hold the convertible notes. Investors may also implement this type of strategy by entering into swaps on our ordinary shares in lieu of, or in addition to, short selling our ordinary shares. This market activity, or the market’s perception that it will occur, could depress the trading price of our ordinary shares.
Provisions in the indentures governing, or which will govern, the Convertible Notes could delay or prevent an otherwise beneficial takeover of us.
Certain provisions in the Convertible Notes and the indentures governing, or which will govern, the Convertible Notes could make a third party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a “fundamental change” (which is or will be defined in each indenture to include certain change-of-control events and the delisting of our ordinary shares), then noteholders will have the right to require us to repurchase their Convertible Notes for cash. In addition, if a takeover constitutes a “make-whole fundamental change” (which is or will be defined in each indenture to include, among other events, fundamental changes and certain additional business combination transactions), then we may be required to temporarily increase the conversion rate of the applicable series of Convertible Notes. In either case, and in other cases, our obligations under the Convertible Notes and the indentures governing, or which will govern, the Convertible Notes could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management, including in a transaction that holders of our ordinary shares may view as favorable.
Repurchases of our Existing Convertible Notes and/or our Existing 2031 Convertible Notes and any significant future repurchases of our Existing Convertible Notes and/or our Existing 2031 Convertible Notes, as well as any market activities of the counterparties to the Existing Capped Calls and/or the 2031 Capped Calls may affect the value of the Convertible Notes and our ordinary shares.
We intend to use the net proceeds from this offering, together with the net proceeds from the Concurrent Offering, if it is consummated, to repurchase a portion of our Existing Convertible Notes. In addition, following the completion of this offering, we may repurchase additional Existing Convertible Notes and/or our Existing 2031 Convertible Notes. Certain holders of our Existing Convertible Notes that participate in any of these Repurchases may purchase or sell our ordinary shares in the open market or enter into or unwind various derivative transactions with respect to our ordinary shares to unwind any hedge positions they may have with respect to our Existing Convertible Notes or to hedge or unwind their exposure in connection with these transactions. The amount of our ordinary shares to be sold or purchased by such holders or the notional number of our ordinary shares underlying such derivative transactions may be substantial in relation to the historic average daily trading volume of our ordinary shares. These activities may adversely affect the trading price of our ordinary shares and the trading price of the notes. We cannot predict the magnitude of such market activities or the overall effect they will have on the price of the notes offered hereby or our ordinary shares.

In addition, the counterparties to the Existing Capped Calls and the counterparties to the capped call transactions entered into in connection with the Existing 2031 Convertible Notes (the “2031 Capped Calls”) and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our ordinary shares and/or purchasing or selling our ordinary shares or other securities of ours in secondary market transactions prior to the maturity of the Existing Convertible Notes or Existing 2031 Convertible Notes, as the case may be, (and are likely to do so during the final observation periods relating to the Existing Convertible Notes or Existing 2031 Convertible Notes, as the case may be, or following any repurchase, redemption or conversion of the Existing Convertible Notes or Existing 2031 Convertible Notes, to the extent we exercise the relevant termination election under the Existing Capped Calls or the 2031 Capped Calls, as the case may be, in connection therewith). We may also terminate or unwind all or a portion of the Existing Capped Calls or the 2031 Capped Calls, whether in connection with any repurchases of the Existing Convertible Notes or Existing 2031 Convertible Notes, respectively, or otherwise. We do not intend at the time of the Repurchase to terminate or amend the Existing Capped Calls. As such, the Existing Capped Calls will remain outstanding at the time of the Repurchase. However, in our discretion, we may in the future undertake to terminate or unwind all or a portion of the Existing Capped Calls, whether in proportion to the amount of applicable Existing Convertible Notes repurchased by us in the Repurchase, in proportion to the amount of any future repurchases of Existing Convertible Notes by us or otherwise. In connection with any such early termination or amendment of any of the Existing Capped Calls or 2031 Capped Calls, we expect the counterparties to such Existing Capped Calls or 2031 Capped Calls and/or their respective affiliates to modify their related hedge positions by entering into or unwinding various derivatives with respect to our ordinary shares and/or buying or selling ordinary shares or other securities of ours in secondary market transactions. Any such activities could adversely affect the value of our ordinary shares.
The New Capped Calls may affect the value of the convertible notes and our ordinary shares.
The New Capped Calls are expected generally to reduce the potential dilution to our ordinary shares upon any conversion of the convertible notes of the relevant series and/or offset any potential cash payments we are required to make in excess of the principal amount of converted convertible notes of such series, as the case may be, with such reduction and/or offset subject to a cap. Under the terms of the New Capped Calls, subject to the conditions set forth in the agreements governing the New Capped Calls, the option counterparties may be obligated to deliver to us a number of our ordinary shares determined pursuant to the terms thereof, or pay cash to us to the extent we do not receive shareholder authorization for the repurchase of ordinary shares pursuant to the New Capped Calls and are not otherwise permitted under the laws of our jurisdiction of organization to so repurchase shares (or to the extent we otherwise elect to cash settle the relevant New Capped Calls). The Company retains flexibility to seek and/or renew such approval from time to time during the terms of the New Capped Calls at a general meeting or future annual general meeting. If the initial purchasers in the Concurrent Offering exercise their options to purchase additional convertible notes, then we expect to enter into additional New Capped Calls relating to such series of convertible notes with the option counterparties.
In connection with establishing their initial hedges of the New Capped Calls, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to our ordinary shares concurrently with or shortly after the pricing of the convertible notes. This activity could increase (or reduce the size of any decrease in) the market price of our ordinary shares or the convertible notes at that time. Any such trades by the option counterparties or their respective affiliates would be on a principal basis and without any agreement, arrangement or understanding between, or with, us on how those parties would hedge their own positions.
In addition, the option counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to our ordinary shares and/or purchasing or selling our ordinary shares or other securities of ours in secondary market transactions following the pricing of the convertible notes and prior to the maturity of the applicable series of convertible notes (and are likely to do so (x) on each exercise date for the New Capped Calls, which are expected to occur on each trading day during the 30 trading day period beginning on the 31st scheduled trading day prior to the maturity date of the applicable series of convertible notes and (y) following any early conversion of the applicable series of convertible notes, any repurchase of the convertible notes of such series by us on any fundamental change repurchase date, any redemption date or any other date on which the convertible notes of such series are repurchased by us, in each case if we exercise the relevant election to terminate the corresponding portion of the New Capped Calls). This activity could also cause or avoid an increase or a decrease in the market price of our ordinary shares or the convertible notes, which could affect your ability to convert the convertible notes and, to the extent the activity occurs following conversion or during any observation period related to a conversion of the convertible notes of the relevant series, it could affect the amount and value of the consideration that you will receive upon conversion of the relevant series of convertible notes.
In addition, if any such New Capped Calls fails to become effective, whether or not the Concurrent Offering is completed, the option counterparties or their respective affiliates may unwind their hedge positions with respect to our ordinary shares, which could adversely affect the value of our ordinary shares and, if the convertible notes have been issued, the value of the convertible notes.
The New Capped Calls are separate transactions (in each case that we intend to enter into with the option counterparties), are not part of the terms of the convertible notes and will not change the holders’ rights under the convertible notes. Holders of the convertible notes will not have any rights with respect to the New Capped Calls.
We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of the convertible notes or our ordinary shares. In addition, we do not make any representation that the option counterparties will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
We may be unable to raise the funds necessary to repurchase the Convertible Notes for cash following a fundamental change, or to pay any cash amounts due upon maturity or conversion, and our other indebtedness may limit our ability to repurchase the Convertible Notes or pay cash upon their maturity or conversion.
Noteholders may, subject to a limited exception, require us to repurchase their Convertible Notes following a “fundamental change” (which is or will be defined in each indenture governing the Convertible Notes to include certain change-of-control events and the delisting of our ordinary shares) at a cash repurchase price generally equal to the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, if any. Upon maturity of the Convertible Notes, we must pay their principal amount and accrued and unpaid interest, if any, in cash, unless they have been previously repurchased, redeemed or converted. In addition, upon conversion, we will satisfy part or all of our conversion obligation in cash unless we elect to settle conversions solely in our ordinary shares. We may not have enough available cash or be able to obtain financing at the time we are required to repurchase the Convertible Notes or pay any cash amounts due upon their maturity or conversion. In addition, applicable law, regulatory authorities and the agreements governing our other indebtedness may restrict our ability to repurchase the Convertible Notes or pay any cash amounts due upon their maturity or conversion. Our failure to repurchase Convertible Notes or pay any cash amounts due upon maturity or conversion when required will constitute a default under the indentures governing the convertible notes. A default under either indenture or the fundamental change itself could also lead to a default under agreements governing any other indebtedness we may incur in the future, which may result in that other indebtedness becoming immediately payable in full. We may not have sufficient funds to satisfy all amounts due under the other indebtedness and the convertible notes.
The indentures governing, or which will govern, the Convertible Notes will not restrict us from incurring additional indebtedness, and the incurrence of the Convertible Notes and any additional indebtedness could limit the cash flow available for our operations, expose us to risks that could adversely affect our business, financial condition and results of operations.
As of September 30, 2025, excluding our intercompany indebtedness and liabilities, we had $990 million principal amount of outstanding indebtedness (consisting of the Existing Convertible Notes and which does not take into account our issuance of $1.0 billion principal amount of our Existing 2031 Convertible Notes, which were issued on October 14, 2025) none of which is secured, and approximately $151.9 million of accounts payable and accrued expenses. We will incur $2.0 billion (or, if the initial purchasers fully exercise their options to purchase additional notes, $2.3 billion) principal amount of indebtedness as a result of the Concurrent Offering. The indentures for the Convertible Notes do not, and will not, contain any meaningful restrictive covenants and do not, and will not, prohibit us or our subsidiaries from incurring additional indebtedness in the future. Accordingly, we may incur a significant amount of additional indebtedness following the Concurrent Offering, if it is completed. The incurrence of indebtedness could have significant negative consequences for our security holders and our business, results of operations and financial condition by, among other things:
•	increasing our vulnerability to adverse economic and industry conditions;
•	limiting our ability to obtain additional financing;
•	requiring the dedication of a substantial portion of our cash flow from operations to service our indebtedness, which will reduce the amount of cash available for other purposes;

•	limiting our flexibility to plan for, or react to, changes in our business;
•	diluting the interests of our existing shareholders as a result of issuing our ordinary shares upon conversion of the notes; and
•	placing us at a possible competitive disadvantage with competitors that are less leveraged than us or have better access to capital.
Our business may not generate sufficient funds, and we may otherwise be unable to maintain sufficient cash reserves, to pay amounts due under our indebtedness, including the notes and our equipment leases, and our cash needs may increase in the future. Although our existing equipment leases are entered into through wholly-owned non-recourse special purpose vehicles of the Company, as lessees, such leases are guaranteed by IREN Limited. As a result, if the cash flows generated by the leased equipment are insufficient to fund payments under the applicable equipment lease (for example, because of insufficient or variable demand for our HPC and AI services), the relevant lessee’s ability to satisfy obligations under the applicable lease may be adversely impacted. In any such case, there can be no assurance that the relevant lessee would be able to restructure, refinance or modify the applicable lease or obtain a waiver on commercially reasonable terms or otherwise, which could lead to the lessor seeking payment from IREN Limited and/or pursuing one or more remedies available to it, including terminating the lease, taking possession of the relevant equipment and seeking to recover any losses or other damages from us. Any of the foregoing could have a material adverse impact on our operating capacity as well as our business, results of operations and financial condition.
In addition, any future indebtedness, equipment leases or other financing arrangements that we may incur may contain financial and other restrictive covenants that limit our ability to operate our business, or raise capital or make payments under our other indebtedness. If we fail to comply with any such covenants or to make payments under any such indebtedness when due, then we would be in default under that indebtedness, which could, in turn, result in that and our other indebtedness becoming immediately payable in full. Similarly, if we fail to comply with covenants under our equipment leases, the applicable lease could be terminated and the relevant equipment could be repossessed by the applicable lessor, which could have a material adverse impact on our operating capacity ability. Any of the foregoing could adversely impact our financial condition, cash flows and results of operations.
The accounting method for the Convertible Notes could adversely affect our reported financial condition and results.
The accounting method for reflecting the Convertible Notes on our consolidated balance sheet, accruing interest expense for the Convertible Notes and reflecting the underlying ordinary shares in our reported diluted earnings per share may adversely affect our reported earnings and financial condition.
In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Accounting for Convertible Instruments and Contract in an Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”), which amended the accounting standards for convertible debt instruments that may be settled entirely or partially in cash upon conversion. ASU 2020-06 eliminated requirements to separately account for liability and equity components of such convertible debt instruments and eliminates the ability to use the treasury stock method for calculating diluted earnings per share for convertible instruments whose principal amount may be settled using shares. Instead, ASU 2020-06 requires (i) the entire amount of the security to be presented as a liability on the balance sheet and (ii) application of the if-converted method for calculating diluted earnings per share.
We began reporting our financial statements under U.S. GAAP as of July 1, 2025 and, as a result, we adopted ASU 2020-06. In accordance with ASU 2020-06, the convertible notes we are offering pursuant to the Concurrent Offering will be reflected as a liability on our balance sheets, with the initial carrying amount equal to the principal amount of the 2032 notes and 2033 notes, net of issuance costs. The issuance costs will be treated as a debt discount for accounting purposes, which will be amortized into interest expense over the term of the 2032 notes and 2033 notes, as applicable. As a result of this amortization, the interest expense that we expect to recognize for the 2032 notes and 2033 notes for accounting purposes will be greater than the cash interest payments we will pay on such notes, which will result in lower reported income.
In addition, the accounting method for reflecting the ordinary shares underlying the 2032 notes and 2033 notes in our reported diluted earnings per share may adversely affect our reported earnings and financial condition. We expect that, under applicable accounting principles, the ordinary shares underlying the convertible notes will be reflected in our diluted earnings per share assuming that all the convertible notes were converted at the beginning of the reporting period (or, if later, the date the convertible notes are first issued), unless the result would be anti-dilutive. Accounting for the convertible notes in this manner may reduce our reported diluted earnings per share.
Furthermore, if any of the conditions to the convertibility of the Convertible Notes are satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of the Convertible Notes as a current, rather than a long-term, liability. This reclassification could be required even if no noteholders convert their Convertible Notes and could materially reduce our reported working capital.
We also expect that, under applicable accounting principles, the New Capped Calls will initially be accounted for as derivatives in accordance with the relevant accounting standard. Each such derivative will initially be measured at its fair value. For each financial statement period after our entry into the New Capped Calls, a gain or loss may be reported in our consolidated statements of operations and comprehensive income (loss) to the extent that the fair value of the relevant financial asset changes from the previous period. This accounting treatment may subject our reported net income (loss) to significant noncash volatility.
Risks Related to Taxation
Future developments regarding the treatment of digital assets for U.S. federal income and foreign tax purposes could adversely impact our business.
Due to the new and evolving nature of digital assets and the absence of comprehensive legal guidance with respect to digital asset products and transactions, many significant aspects of the U.S. federal income and foreign tax treatment of transactions involving digital assets are uncertain, and it is unclear what guidance may be issued in the future on the treatment of digital asset transactions for U.S. federal income and foreign tax purposes.
In 2014, the U.S. Internal Revenue Service (the “IRS”) released a notice, or “IRS Notice,” discussing certain aspects of “convertible virtual currency” (that is, digital currency that has an equivalent value in fiat currency or that acts as a substitute for fiat currency) for U.S. federal income tax purposes and, in particular, stating that such digital currency (i) is “property”; (ii) is not “currency” for purposes of the rules relating to foreign currency gain or loss and (iii) may be held as a capital asset. The IRS has subsequently released revenue rulings, revenue procedures, and “Frequently Asked Questions,” or the “Additional Guidance,” that provide some additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital currencies are taxable events giving rise to ordinary income, guidance with respect to the determination of the tax basis of digital currency and guidance that rewards from staking will constitute current taxable income as well as guidance establishing a safe harbor allowing certain grantor trusts to stake digital assets without adverse tax consequences. However, the IRS Notice and the Additional Guidance do not address other significant aspects of the U.S. federal income tax treatment of digital assets and related transactions.
There can be no assurance that the IRS or other foreign tax authorities will not alter their existing positions with respect to digital assets in the future or that a court would uphold the treatment set forth in the IRS Notice and the Additional Guidance. It is also unclear what additional guidance may be issued in the future on the treatment of existing digital asset transactions and future digital asset innovations for purposes of U.S. federal income tax or other foreign tax regulations. Any such alteration of existing IRS and other foreign tax authority positions or additional guidance regarding digital asset products and transactions could result in adverse tax consequences for our business and could have an adverse effect on the value of digital assets and the broader digital asset markets. In addition, the IRS and other foreign tax authorities may disagree with tax positions that we have taken, which could result in increased tax liabilities. Future technological and operational developments that may arise with respect to digital assets may increase the uncertainty with respect to the treatment of digital assets for U.S. federal income and foreign tax purposes. The uncertainty regarding tax treatment of digital asset transactions could impact our business, both domestically and abroad. Moreover, it is likely that new rules for reporting digital assets under the “crypto-asset reporting framework” will be implemented on our international operations, creating new obligations and a need to invest in new onboarding and reporting infrastructure. The U.S. Treasury Department and the IRS also promulgated regulations that create new reporting requirements for digital assets, which may impose new requirements on us.
In June 2023, the Canadian government has modified its GST/HST legislation specifically in relation to businesses that are involved in Canadian Bitcoin-related activities (including mining activities) and their associated suppliers. These legislative changes can eliminate the recovery of GST/HST in Canada on taxable inputs to our business. Any such unrecoverable GST/HST increases the cost of all taxable inputs to our business in Canada including electricity, capital equipment, services and intellectual property acquired by our subsidiaries that operate in Canada. We are currently subject to audits and an administrative appeal relating to GST/HST “input tax credits” and the outcome of such audits and appeal could reduce the amount of certain input tax credits we are able to recover for certain historical periods as well as going forward.
There is a risk that we will be a passive foreign investment company for U.S. federal income tax purposes for the current taxable year and possibly subsequent taxable years, in which case U.S. investors will generally be subject to adverse U.S. federal income tax consequences.
Under the Internal Revenue Code of 1986, as amended (the “Code”), we will be classified as a passive foreign investment company (a “PFIC”) for any taxable year if either: (a) at least 75% of our gross income is “passive income” for purposes of the PFIC rules or (b) at least 50% of the value of our assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income includes interest, dividends and other investment income, with certain exceptions. Cash and cash-equivalents generally are passive assets for these purposes, and digital assets are likely to be passive assets for these purposes as well. Goodwill is active to the extent attributable to activities that produce or are intended to produce active income. The PFIC rules also contain a look-through rule whereby we will be treated as owning our proportionate share of the gross assets and earning our proportionate share of the gross income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
Based on the current and anticipated composition of our income, assets and operations and the price of our ordinary shares, we do not expect to be treated as a PFIC for the current taxable year. However, whether we are treated as a PFIC is a factual determination that is made on an annual basis after the close of each taxable year.
This determination will depend on, among other things, the ownership and the composition of our income and assets, as well as the relative value of our assets, at the relevant time. In particular, if our cash, including the proceeds of this offering and any future offerings, is not deployed for active purposes, our risk of being a PFIC will increase. We have not obtained, and do not intend to obtain, valuations for our assets. Fluctuations in our market capitalization may affect our PFIC status if the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, is determined by reference to the market capitalization from time to time (which has been, and may continue to be, volatile), rather than based on other methods. In this regard, there is a risk that we may be a PFIC if there is a decline in the market capitalization and the value of our goodwill is determined by reference to our market capitalization. Moreover, the application of the PFIC rules to digital assets and transactions related thereto is subject to uncertainty. Among other things, the IRS has issued limited guidance on the treatment of income from mining digital assets. The IRS or a court may disagree with our determinations, including the manner in which we determine the value of our assets and the percentage of our assets that constitutes passive assets under the PFIC rules. Therefore, there can be no assurance that we will not be classified as a PFIC for the current taxable year or for any future taxable year.
If we are a PFIC for any taxable year during which a U.S. taxpayer holds ordinary shares, the U.S. taxpayer generally will be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and “excess distributions” and additional reporting requirements. This will generally continue to be the case even if we cease to be a PFIC in a later taxable year, unless a “deemed sale” election is made. For further discussion of the PFIC rules and the adverse U.S. federal income tax consequences in the event we are classified as a PFIC, see “Taxation-Material U.S. Federal Income Tax Considerations.”

Future changes to tax laws could materially adversely affect our company and reduce net returns to our shareholders.
Our tax treatment is subject to the enactment of, or changes in, tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in jurisdictions in which we operate, including those related to the Organization for Economic Co-Operation and Development’s Base Erosion and Profit Shifting Project, the European Commission’s state aid investigations and other initiatives. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid. We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business. Changes to the rates of taxes imposed on us or our affiliates, or changes to tax legislation, regulations, policies or practices, generally in any of the jurisdictions in which we or our affiliates operate, may adversely impact our financial position and/or performance and overall or effective tax rates in the future in countries where we have operations, reduce post-tax returns to our shareholders, and increase the complexity, burden and cost of tax compliance. In addition, an interpretation of relevant taxation laws by a taxation authority that differs from our interpretation may lead to an increase in our taxation liabilities.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that involve substantial risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies and trends we expect to affect our business. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “potential,” “could,” “would,” “may,” “will,” “forecast,” and other similar expressions. Forward-looking statements may also be made, verbally or in writing, by members of our Board or management team in connection with this prospectus supplement. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this document.
We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. The forward-looking statements are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations, and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include, but are not limited to:
•	Bitcoin price and foreign currency exchange rate fluctuations;
•	our ability to obtain additional capital on commercially reasonable terms and in a timely manner to meet our capital needs and facilitate our expansion plans;
•
the terms of any future financing or any refinancing, restructuring or modification to the terms of any future financing, which could require us to comply with onerous covenants or restrictions, and our ability to service our debt obligations, any of which could restrict our business operations and adversely impact our financial condition, cash flows and results of operations;

•
our ability to successfully execute on our growth strategies and operating plans, including our ability to continue to develop our existing data center sites, design and deploy direct-to-chip liquid cooling systems, and diversify and expand into the market for HPC solutions (including the market for AI Cloud Services and potential colocation services such as powered shell, build-to-suit and turnkey data centers (collectively “HPC and AI services”));

•	our limited experience with respect to new markets we have entered or may seek to enter, including the market for HPC and AI services;
•	our ability to remain competitive in dynamic and rapidly evolving industries;
•	expectations with respect to the ongoing profitability, viability, operability, security, popularity and public perceptions of the Bitcoin network;
•	expectations with respect to the useful life and obsolescence of hardware (including hardware for Bitcoin mining and any current or future HPC and AI services we offer);
•
delays, increases in costs or reductions in the supply of equipment used in our operations including as a result of tariffs and duties, and certain equipment being in high demand due to global supply chain constraints;

•	expectations with respect to the profitability, viability, operability, security, popularity and public perceptions of any current and future HPC and AI services we offer;
•	our ability to secure and retain customers on commercially reasonable terms or at all, particularly as it relates to our strategy to expand into markets for HPC and AI services;
•	our ability to establish and maintain a customer base for our HPC and AI services business and customer concentration;

•	our ability to manage counterparty risk (including credit risk) associated with any current or future customers, including customers of our HPC and AI services and other counterparties;
•	the risk that any current or future customers, including customers of our HPC and AI services or other counterparties, may terminate, default on or underperform their contractual obligations;
•
changing political and geopolitical conditions, including changing international trade policies and the implementation of wide-ranging, reciprocal and retaliatory tariffs, surtaxes and other similar import or export duties, or trade restrictions;

•	Bitcoin global hashrate fluctuations;
•	our ability to secure renewable energy, renewable energy certificates, power capacity, facilities and sites on commercially reasonable terms or at all;
•	delays associated with, or failure to obtain or complete, permitting approvals, grid connections and other development activities customary for greenfield or brownfield infrastructure projects;
•	our reliance on power and utilities providers, third party mining pools, exchanges, banks, insurance providers and our ability to maintain relationships with such parties;
•	expectations regarding availability and pricing of electricity;
•
our participation and ability to successfully participate in demand response products and services and other load management programs run, operated or offered by electricity network operators, regulators or electricity market operators;

•
the availability, reliability and/or cost of electricity supply, hardware and electrical and data center infrastructure, including with respect to any electricity outages and any laws and regulations that may restrict the electricity supply available to us;

•	any variance between the actual operating performance of our miner hardware achieved compared to the nameplate performance including hashrate;
•
electricity market risks relating to changes in regulations and requirements of market operators and regulatory bodies, including with respect to grid stability, interconnection and curtailment obligations;

•	our ability to curtail our electricity consumption and/or monetize electricity depending on market conditions, including changes in Bitcoin mining economics and prevailing electricity prices;
•	actions undertaken by electricity network and market operators, regulators, governments or communities in the regions in which we operate;
•	the availability, suitability, reliability and cost of internet connections at our facilities;
•
our ability to secure additional hardware, including hardware for Bitcoin mining and any current or future HPC and AI services we offer, on commercially reasonable terms or at all, and any delays or reductions in the supply of such hardware or increases in the cost of procuring such hardware;

•	our ability to operate in an evolving regulatory environment;
•	our ability to successfully operate and maintain our property and infrastructure;
•	reliability and performance of our infrastructure compared to expectations;
•	malicious attacks on our property, infrastructure or IT systems;
•	our ability to maintain in good standing the operating and other permits and licenses required for our operations and business;
•	our ability to obtain, maintain, protect and enforce our intellectual property rights and confidential information;
•	any intellectual property infringement and product liability claims;
•	whether the secular trends we expect to drive growth in our business materialize to the degree we expect them to, or at all;

•	any pending or future acquisitions, dispositions, joint ventures or other strategic transactions;
•	the occurrence of any environmental, health and safety incidents at our sites, and any material costs relating to environmental, health and safety requirements or liabilities;
•	damage to our property and infrastructure and the risk that any insurance we maintain may not fully cover all potential exposures;
•
ongoing proceedings relating to the default under certain equipment financing facilities, ongoing securities litigation, and any future litigation, claims and/or regulatory investigations, and the costs, expenses, use of resources, diversion of management time and efforts, liability and damages that may result therefrom;

•	our failure to comply with any laws including the anti-corruption laws of the United States and various international jurisdictions;
•	any failure of our compliance and risk management methods;
•
any laws, regulations and ethical standards that may relate to our business, including those that relate to Bitcoin and the Bitcoin mining industry and those that relate to any other services we offer, including laws and regulations related to data privacy, cybersecurity and the storage, use or processing of information and consumer laws;

•	our ability to attract, motivate and retain senior management and qualified employees;
•
increased risks to our global operations including, but not limited to, political instability, acts of terrorism, theft and vandalism, cyberattacks and other cybersecurity incidents and unexpected regulatory and economic sanctions changes, among other things;

•	climate change, severe weather conditions and natural and man-made disasters that may materially adversely affect our business, financial condition and results of operations;
•	public health crises, including an outbreak of an infectious disease and any governmental or industry measures taken in response;
•	damage to our brand and reputation;
•
evolving stakeholder expectations and requirements relating to environmental, social or governance issues or reporting, including actual or perceived failure to comply with such expectations and requirements;

•	the market price of our ordinary shares may be highly volatile;
•
that we do not currently pay any cash dividends on our ordinary shares, and may not in the foreseeable future and, accordingly, your ability to achieve a return on your investment in our ordinary shares will depend on appreciation, if any, in the price of our ordinary shares; and

•
other risks factors disclosed under “Item 1A. Risk Factor” in our Annual Report on Form 10-K, incorporated by reference herein, and any further update in our subsequent filings with the SEC on Form 10-Q and Form 8-K.

The foregoing list of factors is not exhaustive and does not necessarily include all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.
Forward-looking statements speak only as of the date on which they were made and should be read carefully in conjunction with other uncertainties and potential events described in our Annual Report on Form 10-K and our subsequent filings with the SEC on Form 10-Q and Form 8-K. Except as required by applicable law, we do not undertake any obligation to update any forward-looking statements to reflect subsequent events and circumstances.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $    million, based on the registered direct offering price of $   , after deducting the estimated offering expenses payable by us.
We intend to use the net proceeds from this offering, together with the net proceeds from the Concurrent Offering, if it is consummated, (i) to fund the approximately $    million cost of entering into the New Capped Calls, (ii) to repurchase approximately $    million aggregate principal amount of our Existing 2030 Convertible Notes for cash and approximately $    million aggregate principal amount of our Existing 2029 Convertible Notes for cash in separate, privately negotiated transactions with a limited number of holders of our Existing Convertible Notes for approximately $    million and (iii) for general corporate purposes and working capital. If the initial purchasers of the Concurrent Offering exercise their options to purchase additional convertible notes, then we intend to use a portion of the additional net proceeds from the sale of the additional convertible notes to fund the cost of entering into additional New Capped Calls. The terms of the Repurchase will depend on a variety of factors, including the market price of our ordinary shares and the trading price of our Existing 2030 Convertible Notes and our Existing 2029 Convertible Notes at the time of such Repurchase, and each Repurchase will be subject to closing conditions that may not be satisfied. No assurance can be given as to how many, if any, of our Existing Convertible Notes will be repurchased or the terms on which they will be repurchased.
Our Existing 2030 Convertible Notes mature on June 15, 2030 and bear interest at a rate of 3.25% per year. Our Existing 2029 Convertible Notes mature on December 15, 2029 and bear interest at a rate of 3.50% per year.
Our expected use of the net proceeds from this offering and the Concurrent Offering, if it is consummated, represents our current intentions based on our present plans and business condition, which could change as our plans and business conditions evolve. The amounts and timing of our actual use of the net proceeds from this offering and the Concurrent Offering will vary depending on numerous factors. As a result, we cannot predict with certainty all of the particular uses for any net proceeds to be received or the amounts that we will actually spend on the uses set forth above. Our Board and our management retain broad discretion in the application of the net proceeds from this offering and the Concurrent Offering.
Pending the use of the proceeds from this offering and the Concurrent Offering, if it is consummated, we may invest the net proceeds in a variety of capital preservation instruments, which may include all or a combination of short-term and long-term interest-bearing instruments, investment grade securities, and direct or guaranteed obligations of the U.S. government. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY
Since our incorporation, we have not declared or paid any dividends on our issued share capital. Any determination to pay dividends in the future will be at the discretion of the Board and subject to Australian law. If the Board elects to pay dividends, the form, frequency and amount will depend upon our future operations and earning, capital requirements and surplus, general financial conditions, contractual restrictions and other factors that the Board may deem relevant. B Class shares do not confer on their holders any right to receive dividends. For additional information, see “Item 1A. Risk Factors—Risks Related to Ownership of Our Ordinary Shares—We do not currently pay any cash dividends on our ordinary shares, and may not in the foreseeable future. Accordingly, your ability to achieve a return on your investment in our ordinary shares will depend on appreciation, if any, in the price of our ordinary shares” in our Annual Report on Form 10-K filed on August 28, 2025, incorporated herein by reference.

THE CONCURRENT OFFERING
Concurrently with this offering, we are offering $1.0 billion aggregate principal amount   % convertible senior notes due 2032 and $1.0 billion aggregate principal amount of   % convertible senior notes due 2033. We have granted the initial purchasers of the Concurrent Offering options to purchase, for settlement within a period of 13 days from, and including, the date the convertible notes are first issued, up to an additional $150 million principal amount of 2032 notes and up to an additional $150 million principal amount of 2033 notes. We estimate that the net proceeds to us from the Concurrent Offering, if it is consummated, will be approximately $    million (or approximately $    million if the initial purchasers of the Concurrent Offering fully exercise their options to purchase additional convertible notes), after deducting the initial purchasers’ discounts and commissions and our estimated offering expenses. We expect to enter into the New Capped Calls relating to each series of convertible notes with the option counterparties. We intend to use approximately $    million of the net proceeds from the Concurrent Offering to pay the cost of the New Capped Calls. If the initial purchasers of the Concurrent Offering exercise their option to purchase additional convertible notes of a series, then we expect to use a portion of the net proceeds from the sale of the additional convertible notes to enter into additional New Capped Calls relating to such series of convertible notes with the option counterparties.
The Concurrent Offering is being made pursuant to a confidential offering memorandum (and not pursuant to this prospectus supplement or the accompanying prospectus) only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act) in transactions that are exempt from the registration and prospectus-delivery requirements of the Securities Act. The completion of this offering is not contingent on the completion of the Concurrent Offering or the Repurchase, and the completion of the Concurrent Offering is not contingent on the completion of this offering or the Repurchase. Accordingly, you should not assume that the Concurrent Offering or the Repurchase will be consummated on the terms described in this prospectus supplement, if at all. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or the solicitation of an offer to buy, any of the convertible notes, or the ordinary shares, if any, issuable upon conversion of the convertible notes, we are offering in the Concurrent Offering.
The convertible notes will be our senior, unsecured obligations and will accrue interest at a rate of   % per annum (in the case of the 2032 notes) and   % per annum (in the case of the 2033 notes), payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2026. The 2032 notes will mature on June 1, 2032, unless earlier repurchased, redeemed or converted. The 2033 notes will mature on June 1, 2033, unless earlier repurchased, redeemed or converted. Before March 1, 2032 (in the case of the 2032 notes) or March 1, 2033 (in the case of the 2033 notes), noteholders of either series will have the right to convert their convertible notes of such series only upon the occurrence of certain events. From and after March 1, 2032 (in the case of the 2032 notes) or March 1, 2033 (in the case of the 2033 notes), noteholders may convert their convertible notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date of the relevant series of convertible notes. We will settle conversions by paying or delivering, as applicable, cash, our ordinary shares or a combination of cash and our ordinary shares, at our election, based on the applicable conversion rate of the relevant series of convertible notes. The initial conversion rate of the 2032 notes is     shares per $1,000 principal amount of 2032 notes, which represents an initial conversion price of approximately $    per share. The initial conversion rate of the 2033 notes is     shares per $1,000 principal amount of 2033 notes, which represents an initial conversion price of approximately $    per share. The conversion rate and conversion price for each series of convertible notes is subject to adjustment upon the occurrence of certain events. If a “make-whole fundamental change” (which will be defined in each indenture governing the convertible notes to include certain business combination transactions involving us, the delisting of our ordinary shares and the calling of the convertible notes for redemption) occurs, then we will in certain circumstances increase the conversion rate of the applicable series of convertible notes for a specified period of time.
Each series of convertible notes will be redeemable, in whole or in part (subject to certain limitations), at our option at any time, and from time to time, on or after December 6, 2028 (in the case of the 2032 notes) and on or after December 6, 2029 (in the case of the 2033 notes) and, in each case, on or before the 30th scheduled trading day immediately before the maturity date of such series of convertible notes, at a cash redemption price equal to the principal amount of the convertible notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of our ordinary shares exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. Calling any convertible note for redemption will constitute a make-whole fundamental change with respect to that convertible note, in which case the conversion rate applicable to the conversion of that convertible note will be increased in certain circumstances if it is converted after it is called for redemption.
If a “fundamental change” (which will be defined in each indenture governing the convertible notes to include certain change-of-control events and the delisting of our ordinary shares) occurs, then, subject to a limited exception, noteholders may require us to repurchase their convertible notes at a cash repurchase price equal to the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

CAPITALIZATION
The following table presents our cash and cash equivalents and our capitalization as of September 30, 2025:
•	on an actual basis;
•	on an as adjusted basis to give effect to the issuance on October 14, 2025 of the Existing 2031 Convertible Notes; and
•
on an as further adjusted basis to give effect to (i) the issuance of the ordinary shares offering by this prospectus supplement, (ii) the issuance of the convertible notes offered in the Concurrent Offering (assuming no exercise of the options of the initial purchasers of the Concurrent Offering to purchase additional convertible notes) after deducting the initial purchasers’ discounts, commissions, and our estimated offering expenses, and (iii) the use of a portion of the net proceeds from the offering and the Concurrent Offering to consummate the Repurchase (with the remainder of such net proceeds reflected as cash on the balance sheet).

This table should be read in conjunction with the financial statements, including the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Annual Report on Form 10-K for the year ended June 30, 2025 and our Quarterly Report on Form 10-Q for the three months ended September 30, 2025, incorporated by reference in this prospectus supplement and the accompanying prospectus. Amounts of debt set forth below are net of any unamortized issuance costs and discounts.
The information in the table below is illustrative only, and our capitalization following the completion of this offering and the Concurrent Offering, if it is completed, will depend on the final terms of the offerings. Moreover, because the completion of this offering is not contingent on the completion of the Concurrent Offering or the Repurchase, you should not assume that the Concurrent Offering or the Repurchase, as reflected in the as further adjusted column in the table below, will take place.

	As of September 30, 2025
	Actual	As adjusted	As further adjusted
	(In thousands, except share and per share data)
Cash and cash equivalents(1)(4)	$1,032,263	$2,011,263	$
Debt:
Principal amount of 3.25% Convertible Senior Notes due 2030(2)	$440,000	$440,000	$
Principal amount of 3.50% Convertible Senior Notes due 2029(3)	550,000	550,000
Principal amount of 0.00% Convertible Senior Notes due 2031(4)	—	1,000,000	1,000,000
Principal amount of % Convertible Senior Notes due 2032 we are offering(8)	—	—	1,000,000
Principal amount of % Convertible Senior Notes due 2033 we are offering(8)	—	—	1,000,000
Total debt	990,000	1,990,000
Equity:
Ordinary shares, no par value: 282,876,303 shares issued and outstanding, actual and as adjusted, shares outstanding, as further adjusted; as of September 30, 2025(5)	2,965,588	2,965,588
B class shares, no par value: 2 shares authorized, 2 shares issued and outstanding, actual, as adjusted and as further adjusted; as of September 30, 2025(6)	—	—	—
Additional paid-in capital	157,666	157,666
Retained earnings (accumulated deficit)	(211,556)	(211,556)	(211,556)
Accumulated other comprehensive income (loss)	(35,531)	(35,531)	(35,531)
Total equity(7)	2,876,167	2,876,167
Total capitalization(7)	$3,866,167	$4,866,167	$

(1)
We intend to use a portion of the net proceeds from the Concurrent Offering, if it is consummated, to pay the cost of the New Capped Calls. The amounts reflected in the “as adjusted” and “as further adjusted” columns of the table above do not reflect the cost of the Existing Capped Calls, the 2031 Capped Calls or the New Capped Calls entered into in connection with the Existing Convertible Notes, the Existing 2031 Convertible Notes or the convertible notes issued in the Concurrent Offering, respectively.

(2)
The actual principal amount of convertible notes represents the principal amount of initial notes issued on December 6, 2024. It does not reflect the issuance costs incurred in connection with such issuance. As a result, this amount differs from the carrying amount reported on our balance sheet as of September 30, 2025, which was $428,502,000.

(3)
The actual principal amount of convertible notes represents the principal amount of initial notes issued on June 10, 2025. It does not reflect the issuance costs incurred in connection with such issuance. As a result, this amount differs from the carrying amount reported on our balance sheet as of September 30, 2025, which was $535,707,000.

(4)
As adjusted reflects the issuance on October 14, 2025 of $1.0 billion aggregate principal amount of the Existing 2031 Convertible Notes. It does not reflect the issuance costs incurred in connection with such issuance. Net proceeds from the issuance were approximately $979,000,000.

(5)	Excludes ordinary shares that may be issued upon conversion of the remaining Existing Convertible Notes or the notes issued in the Concurrent Offering.
(6)	Two B Class shares issued in October 2021 for A$1.00 per B Class share.
(7)
Total shareholders’ equity and total capitalization do not reflect the new Capped Calls, the Existing Capped Calls or the 2031 Capped Calls. Under GAAP, we expect the capped call transactions to be reflected as a derivative asset on our balance sheet. Following the approval of the repurchase of ordinary shares underlying the Existing Capped Calls and existing prepaid forward transactions at the IREN Limited Annual General Meeting on November 19, 2025, those instruments have been reclassified to equity.

(8)
The amounts shown in the table above for the convertible notes we are offering pursuant to the Concurrent Offering represent their principal amount. However, under GAAP we expect that the initial liability carrying amount of the convertible notes for accounting purposes will be recorded net of any issuance costs. The issuance costs will be amortized into interest expense over the term of the convertible notes. As a result of this amortization, the interest expense that we expect to recognize for the convertible notes for accounting purposes will be greater than the cash interest payments we will pay on the convertible notes, which will result in lower reported net income or larger reported net loss.

TAXATION
Material U.S. Federal Income Tax Considerations
The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of an investment in our ordinary shares. This summary applies only to U.S. Holders that acquire our ordinary shares in exchange for cash, hold our ordinary shares as capital assets within the meaning of Section 1221 of the Code and have the U.S. dollar as their functional currency.
This discussion is based on the tax laws of the United States as in effect on the date of this prospectus, including the Code, and U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the preceding authorities are subject to change, and any such change could apply retroactively and affect the U.S. federal income tax consequences described below. The statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. Furthermore, this summary does not address the special tax accounting rules under Section 451(b) of the Code, any estate or gift tax consequences, state, local or non-U.S. tax consequences, or other tax consequences other than U.S. federal income tax consequences.
The following discussion does not describe all the tax consequences that may be relevant to any particular investor or to persons in special tax situations such as:
•	banks and certain other financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	insurance companies;
•	broker-dealers;
•	traders that elect to mark our ordinary shares to market for U.S. federal income tax purposes;
•	tax-exempt entities;
•	persons liable for alternative minimum tax or the Medicare contribution tax on net investment income;
•	U.S. expatriates;
•	persons holding our ordinary shares as part of a straddle, hedging, constructive sale, conversion, or integrated transaction;
•	persons that actually or constructively own 10% or more of our stock by vote or value;
•	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;
•	persons who acquired our ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;
•	persons holding our Existing 2030 Convertible Notes and/or our Existing 2029 Convertible Notes to be repurchased; or
•	persons holding our ordinary shares through partnerships or other pass-through entities or arrangements.
PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.
As used herein, the term “U.S. Holder” means a person eligible for the benefits of the income tax treaty between the United States and Australia (the “Treaty”) that is, for U.S. federal income tax purposes, a beneficial owner of our ordinary shares and is or is treated as:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•	an estate or trust whose income is subject to U.S. federal income taxation regardless of its source.

The tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our ordinary shares generally will depend on such partner’s status and the partnership’s activities. Accordingly, a U.S. Holder that is a partner in such a partnership should consult its tax advisor.
Treasury regulations that apply to taxable years beginning on or after December 28, 2021 (the “Foreign Tax Credit Regulations”) may in some circumstances prohibit a U.S. person from claiming a foreign tax credit with respect to certain non-U.S. taxes that are not creditable under applicable income tax treaties. However, the IRS released guidance in the form of notices which provide temporary relief from the requirements of these new regulations for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). The rules governing the calculation and timing of foreign tax credits and the deduction of foreign taxes are complex and depend upon a U.S. Holder’s particular circumstances. Accordingly, U.S. investors should consult their tax advisors regarding the creditability or deductibility of any Australian taxes imposed on dividends on, or dispositions of, our ordinary shares. This discussion does not apply to investors in this special situation.
Dividends and Other Distributions on Our Ordinary Shares
Subject to the PFIC rules discussed below, the gross amount of distributions made by us with respect to our ordinary shares (including the amount of any non-U.S. taxes withheld therefrom) generally will be includible as dividend income in a U.S. Holder’s gross income in the year received, to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. Dividends received by non-corporate U.S. Holders may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that (1) we are eligible for Treaty benefits or our ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC (and are not treated as a PFIC with respect to the U.S. Holder under the “once a PFIC always a PFIC” rule (as discussed below)) for either the taxable year in which the dividend was paid or the preceding taxable year, (3) the U.S. Holder satisfies specific holding period requirements and (4) the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares.
The amount of any distribution paid in a foreign currency will be equal to the U.S. dollar value of such currency, translated at the spot rate of exchange on the date such distribution is received, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. In general, foreign currency gain or loss will be treated as U.S.-source ordinary income or loss.
Dividends on our ordinary shares generally will constitute foreign source income for foreign tax credit limitation purposes. The amount of dividend income will include any amounts withheld by us in respect of Australian income taxes. Subject to certain complex conditions and limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, any Australian taxes withheld on any distributions on our ordinary shares (at a rate not exceeding the applicable Treaty rate in the case of U.S. Holders eligible for Treaty benefits) may be eligible for credit against a U.S. Holder’s federal income tax liability. The rules governing foreign tax credits are complex. In addition, the Foreign Tax Credit Regulations described above may in some circumstances impose additional limitations on the creditability of any foreign taxes on dividends or other distributions. U.S. Holders should consult their tax advisors regarding the creditability of any Australian taxes in their particular circumstances (including the U.S. Holder’s eligibility for Treaty benefits). In lieu of claiming a credit, U.S. Holders may be able to elect to deduct any Australian income taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct non-U.S. taxes instead of claiming foreign tax credits applies to all otherwise creditable non-U.S. taxes paid or accrued in the taxable year.
Sale or Other Taxable Disposition of Our Ordinary Shares
Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of our ordinary shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such ordinary shares. A U.S. Holder’s initial tax basis in our ordinary shares generally will equal the cost of such ordinary shares. Generally, any such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in our ordinary shares exceeds one year. Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations.
Gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of our ordinary shares generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes. The use of U.S. foreign tax credits relating to any Australian tax imposed upon the sale or other disposition of our ordinary shares may be unavailable or limited. In addition, the Foreign Tax Credit Regulations described above may in some circumstances impose additional limitations on the creditability of any foreign taxes on gains from dispositions. U.S. Holders should consult their tax advisors regarding the tax consequences if Australian taxes are imposed on or connected with a sale or other disposition of our ordinary shares and their ability to credit any Australian tax against their U.S. federal income tax liability.
Passive Foreign Investment Company Considerations
We will be classified as a PFIC for any taxable year if either: (a) at least 75% of our gross income is “passive income” for purposes of the PFIC rules or (b) at least 50% of the value of our assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income includes interest, dividends and other investment income, with certain exceptions. Cash and cash-equivalents generally are passive assets for these purposes, and digital assets are likely to be passive assets for these purposes as well. Goodwill is active to the extent attributable to activities that produce or are intended to produce active income. The PFIC rules also contain a look-through rule whereby we will be treated as owning our proportionate share of the gross assets and earning our proportionate share of the gross income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
Based on the current and anticipated composition of our income, assets and operations and the price of our ordinary shares, we do not expect to be treated as a PFIC for the current taxable year. However, whether we are treated as a PFIC is a factual determination that is made on an annual basis after the close of each taxable year. This determination will depend on, among other things, the ownership and the composition of our income and assets, as well as the relative value of our assets (which may fluctuate with our market capitalization), at the relevant time. In particular, if our cash is not deployed for active purposes, our risk of being a PFIC will increase. Fluctuations in our market capitalization can also affect our PFIC status because the value of our assets for purposes of the asset test, including the value of our goodwill and unbooked intangibles, may be determined by reference to the market capitalization from time to time (which has been, and may continue to be, volatile). In this regard, there is a risk that we may be a PFIC if there is a decline in our market capitalization and the value of our goodwill is determined by reference to our market capitalization. Moreover, the application of the PFIC rules to digital assets and transactions related thereto is subject to uncertainty. Among other things, the IRS has issued limited guidance on the treatment of income from mining digital assets. The IRS or a court may disagree with our determinations, including the manner in which we determine the value of our assets and the percentage of our assets that constitutes passive assets under the PFIC rules. Therefore, there can be no assurance that we will not be classified as a PFIC for the current taxable year or for any future taxable year.
If we are considered a PFIC at any time that a U.S. Holder holds our ordinary shares, any gain recognized by the U.S. Holder on a sale or other disposition of our ordinary shares, as well as the amount of any “excess distribution” (defined below) received by the U.S. Holder, will be allocated ratably over the U.S. Holder’s holding period for our ordinary shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before we became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge will be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on our ordinary shares exceeds 125% of the average of the annual distributions on our ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of our ordinary shares if we are considered a PFIC. Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC.

Under a rule commonly referred to as the “once a PFIC always a PFIC” rule, if we are considered a PFIC at any time that a U.S. Holder holds our ordinary shares, we will continue to be treated as a PFIC with respect to such investment unless (i) we cease to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. U.S. Holders should consult their tax advisors regarding the advisability of making a “deemed sale” election as it may require them to recognize gain taxed under the general PFIC rules described in the previous paragraph.
If we are a PFIC (or, with respect to a particular U.S. Holder, are treated as a PFIC) for any taxable year in which we pay a dividend or for the prior taxable year, the favorable tax rate described above under “¬Dividends and Other Distributions on Our Ordinary Shares” with respect to dividends paid to certain non-corporate U.S. Holders will not apply.
We do not intend to provide information necessary for U.S. Holder to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.
If we are a PFIC, a U.S. Holder will also be subject to annual information reporting requirements. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in our ordinary shares.
Information Reporting and Backup Withholding
Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange, or redemption of our ordinary shares may be subject to information reporting to the IRS and U.S. backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding if the U.S. Holder furnishes a correct taxpayer identification number and makes any other required certification or is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding applying the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.
Additional Information Reporting Requirements
Certain U.S. Holders who are individuals (and certain entities) that hold an interest in “specified foreign financial assets” (which may include our ordinary shares) are required to report information relating to such assets, subject to certain exceptions (including an exception for our ordinary shares held in accounts maintained by certain financial institutions). Penalties can apply if U.S. Holders fail to satisfy such reporting requirements. U.S. Holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of our ordinary shares.
THE DISCUSSION ABOVE IS A. GENERAL SUMMARY. IT DOES NOT COVER. ALL TAX. MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR. ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR ORDINARY SHARES UNDER. ITS CIRCUMSTANCES.
Material Australian Tax Considerations
In this section, we provide a general summary of the material Australian income tax, stamp duty, and goods and services tax considerations generally applicable to the acquisition, ownership, and disposal by the absolute beneficial owners of the ordinary shares issued by IREN.
This section is based upon existing Australian tax law as of the date of this prospectus, which is subject to change, possibly retrospectively. This discussion does not address all aspects of Australian tax law, which may be important to particular investors in light of their investment circumstances, such as shares held by investors subject to special tax rules (for example, financial institutions, insurance companies, or tax-exempt organizations).
It does not purport to address all possible tax situations that may be relevant to a decision to purchase, own, or deposit our ordinary shares. It is included herein solely for preliminary information purposes and is not intended to be, nor should it be construed to be, legal or tax advice. IREN and its officers, employees, taxation or other advisors do not accept any liability or responsibility in respect of any statement concerning taxation consequences.
Prospective purchasers of our ordinary shares should consult their tax advisors on the applicable tax consequences related to the ownership of our ordinary shares, based on their particular circumstances.
The comments in this section deal only with the Australian taxation implications of the ownership and disposal of IREN ordinary shares if you hold your IREN ordinary shares as investments on a capital account. In addition, this summary does not discuss any non-Australian or state tax considerations, other than stamp duty and goods and services tax.
For this summary, a holder of our ordinary shares that is not an Australian tax resident and is not carrying on business in Australia at or through a permanent establishment is referred to as a “Non-Australian Holder.”
Conversely, for the purposes of this summary, a holder that is an Australian tax resident is referred to as an “Australian Resident Holder.”
Particular rules apply for a foreign resident holder who is carrying on business in Australia at or through a permanent establishment, and special rules apply where that foreign resident holder is a trust. These rules for permanent establishments may be modified in Australia’s double taxation treaties. It is recommended that shareholders seek independent advice on the tax consequences arising in these circumstances.
Please be aware that the residence concept used in this section applies for Australian tax assessment purposes only. Any reference in this section to a tax, duty, levy impost, or other charge or withholding of a similar nature refers to Australia’s tax laws and/or concepts only. Also, please note that a reference to Australian income tax encompasses corporate income tax and personal income tax generally.
Taxation of Australian Resident Holders
Taxation of Dividends
Dividends paid by us on our ordinary shares should constitute the assessable income of an Australian Resident Holder. Australia operates a dividend imputation system under which dividends may be declared to be “franked” to the extent they are paid out of company profits that have been subject to Australian income tax.
Individuals and complying superannuation entities
Australian Resident Holders who are individuals or complying superannuation entities should include the dividend in their assessable income in the year the dividend is paid, together with (subject to the comments concerning ‘qualified persons’ below) any franking credit attached to that dividend.
Subject to the comments concerning ‘Qualified Persons’ below, such Australian Resident Holders should generally be entitled to a tax offset equal to the franking credit attached to the dividend. The tax offset can be applied to reduce the tax payable on the investor’s taxable income. Where the tax offset exceeds the tax payable on the investor’s taxable income, the investor should be entitled to a tax refund equal to the excess.
To the extent that the dividend is unfranked, an Australian Resident Holder that is an individual will generally be taxed at their prevailing marginal rate on the dividend received (with no tax offset). Complying Australian superannuation entities will generally be taxed at the prevailing rate for complying superannuation entities on the dividend received (with no tax offset).
Companies
Australian Resident Holders that are companies are also required to include both the dividend and (subject to the comments concerning ‘Qualified Persons’ below) the associated franking credits (if any) in their assessable income.
Subject to the comments in relation to ‘Qualified Persons’ below, such companies should be entitled to a tax offset up to the amount of the franking credit attached to the dividend. Likewise, the company should generally be entitled to a credit in its own franking account to the extent of the franking credits attached to the distribution received. This will allow the Australian Resident Holders that are companies to pass on the franking credits to their investor(s) on the subsequent payment of franked dividends.

Excess franking credits received by an Australian Resident Holder that is a company will not give rise to a refund entitlement for the company but may be converted into carry forward tax losses instead. This is subject to specific rules on how the carry forward tax loss is calculated and utilized in future years.
Trusts and partnerships
Australian Resident Holders who are trustees (other than trustees of complying superannuation entities, which are dealt with above) or partnerships are also required (subject to the comments concerning ‘Qualified Persons’ below) to include any dividends and any franking credits in calculating the net income of the trust or partnership. Where a fully franked or partially franked dividend is received, a relevant Australian resident beneficiary or partner may be entitled to a tax offset in respect of any franking credits distributed to the relevant beneficiary or partner as applicable.
To the extent that the dividend is unfranked, an Australian Resident Holder trustee (other than trustees of complying superannuation entities) or partnership, will be required to include the unfranked dividend in the net income of the trust or partnership. A relevant Australian resident beneficiary will be taxed at the relevant prevailing tax rate on their share of the net income of the trust or partnership (with no tax offset).
The rules relating to the treatment of franked dividends and associated franking credits are complex in the context of distributions received indirectly via a trust or partnership, and it is recommended that investors seek independent advice on the tax consequences arising in these circumstances.
Qualified Persons
The benefit of franking credits can be denied where an Australian Resident Holder is not a ‘Qualified Person’ in which case the Holder will not be required to include an amount for the franking credits in their assessable income nor will they be entitled to a tax offset.
Broadly, to be a qualified person, a shareholder must satisfy the holding period rule and, if necessary, the related payment rule. The holding period rule requires a shareholder to hold the shares ‘at risk’ for at least 45 days continuously during the qualification period—starting from the day after acquiring the shares and ending 45 days after the shares become ex-dividend—in order to qualify for franking benefits. Under the related payment rule, a different ‘qualification period’ applies where the shareholder has made (or is under an obligation to make) a ‘related payment’ in relation to the dividend. In that case, the shareholder must have held the shares ‘at risk’ for a period of at least 45 days during the period commencing on the 45th day before, and ending on the 45th day after, the day the shares become ex-dividend excluding (if the shares have been disposed of) the day of disposal.
This holding period rule is subject to certain exceptions, including where the total franking offsets of an individual in a year of income do not exceed A$5,000.
The application of the qualified person rules is complex in the context of distributions received indirectly via a trust or partnership, and it is recommended that shareholders seek independent advice on the tax consequences arising in these circumstances.
Whether you are a qualified person is a complex tax issue which requires analysis based on each shareholder’s individual circumstances. IREN ordinary shareholders should obtain their own tax advice to determine if these requirements have been satisfied.
Capital Gains Tax (“CGT”) Implications
Disposal of shares
For Australian Resident Holders, who hold their ordinary shares on capital account, the future disposal of ordinary shares will give rise to a CGT event at the time which the legal and beneficial ownership of the ordinary shares are disposed of. Australian Resident Holders will derive a capital gain on the disposal of their ordinary shares in IREN to the extent that the capital proceeds exceed the cost base of their ordinary shares.
A capital loss will be made where the capital proceeds are less than the cost base of their ordinary shares. Where a capital loss is made, capital losses can only be offset against capital gains derived in the same or later incomes years. They cannot be offset against ordinary income nor carried back to offset net capital gains arising in earlier income years. Capital losses may be carried forward to future income years subject to the satisfaction of the Australian loss testing provisions.

Capital Proceeds
The capital proceeds should include any consideration received by the Australian Resident Holder in respect of the disposal of their IREN ordinary shares.
Cost base of IREN ordinary shares
The cost base of an ordinary share should generally include the cost of acquiring the ordinary share, holding the ordinary share, plus any incidental costs of acquisition and disposal (e.g., brokerage costs and legal fees).
CGT Discount
The CGT discount may apply to Australian Resident Holders that are individuals, complying Australian superannuation funds or trusts, who have held, or are taken to have held, their ordinary shares for at least 12 months (not including the date of acquisition or date of disposal) at the time of the disposal of their ordinary shares.
The CGT discount is:
One-half if the Australian Resident Holder is an individual or trustee: meaning generally only 50% of the capital gain will be included in the Australian Resident Holder’s assessable income; and
One-third if the Australian Resident Holder is a trustee of a complying superannuation entity: meaning generally only two-thirds of the capital gain will be included in the Australian Resident Holder’s assessable income.
The CGT discount is not available to Australian Resident Holders that are companies.
If an Australian Resident Holder makes a discounted capital gain, any current year and/or carried-forward capital losses will be applied to reduce the undiscounted capital gain before the relevant CGT discount is applied. The resulting amount forms the Australian Resident Holder’s net capital gain for the income year and is included in its assessable income.
The CGT discount rules relating to trusts are complex. Subject to certain requirements being satisfied, the capital gain may flow through to the beneficiaries in that trust, who will assess the eligibility for the CGT discount in their own right. Accordingly, we recommend trustees seek their own independent advice on how the CGT discount applies to the trust and its beneficiaries.
Taxation of Non-Australian Holders
Taxation of Dividends
Non-Australian Holders (with the exception of Non-Australian Holder who hold their IREN ordinary shares in carrying on a business through an Australian permanent establishment as addressed below) should not be subject to Australian income tax on their IREN dividends but may be subject to Australian dividend withholding tax.
Franked dividends
Dividends received by Non-Australian Holders which are franked should not be subject to Australian dividend withholding tax to the extent of the franking (i.e. if the dividend is fully franked, it should not be subject to Australian dividend withholding tax at all). However, refunds of franking credits are not available to non-Australian resident shareholders.
Dividends attributable to Conduit Foreign Income
Non-Australian Holders should not be subject to Australian dividend withholding tax on unfranked dividends or partially franked dividends to the extent that the dividend is declared to be conduit foreign income (CFI).
CFI generally includes amounts received by IREN that have been derived from a non-Australian source, for example non-portfolio dividends received from foreign subsidiaries which are treated as non-assessable non-exempt income for Australian tax purposes.

Unfranked dividends
Non-Australian Holders should generally be subject to Australian dividend withholding tax to the extent the unfranked component of any dividend is not declared to be CFI. Australian dividend withholding tax will be imposed at 30% of the amount of the unfranked dividend, unless a shareholder is a resident of a country with which Australia has a double taxation treaty (DTT) and qualifies for the benefits of the treaty. In the event the Non-Australian Holder is otherwise able to rely on a DTT with Australia, the rate of Australian dividend withholding tax may be reduced (typically to 15%), depending on the terms of the DTT.
Under the provisions of the current Double Taxation Convention between Australia and the United States, the Australian tax withheld on unfranked dividends that are not declared to be CFI paid by us to a resident of the United States who is beneficially entitled and entitled to benefits under the DTT is limited to 15%.
Under the Double Taxation Convention between Australia and the United States, if a company that is a Non-Australian Holder directly holds at least 10% of the voting power in an Australian company (i.e. IREN), and is entitled to benefits under the DTT, the Australian tax withheld on unfranked dividends that are not declared to be CFI paid by us to which a resident of the United States is beneficially entitled is limited to 5%.
Capital Gains Tax (“CGT”) Implications
Disposal of shares
Non-Australian Holders who are treated as the owners of the underlying shares on the basis that they are absolutely entitled to those ordinary shares will not be subject to Australian capital gains tax on the gain made on a sale or other disposal of ordinary shares unless:
a)	(Indirect Australian Real Property Interests)
•
they, together with their associates as defined for Australian tax purposes, hold 10% or more of our issued capital, voting rights or rights to distributions on winding-up or otherwise at the time of disposal or for a 12-month period during the two years prior to disposal; and

•
more than 50% of our assets held directly or indirectly, determined by reference to market value, consists of Australian real property (which includes land and leasehold interests) or Australian mining, quarrying or prospecting rights at the time of disposal; or

b)	(Permanent Establishment) they have used the shares at any time in carrying on a business through an Australian permanent establishment.
Australian capital gains tax applies to net capital gains at a taxpayer’s marginal tax rates. Net capital gains are calculated after reduction for capital losses, which may only be offset against capital gains.
The capital gains tax discount is not available to Non-Australian Holders on gains in respect of IREN ordinary shares, where they were non-Australian residents during the entire holding period. Where Non-Australian Holders were Australian tax residents for some of the holding period, the capital gains tax discount percentage is reduced to account for the period of foreign residency during the entire holding period. Companies are not entitled to a capital gains tax discount.
Broadly, where there is a disposal of Indirect Australian Real Property Interests by a Non-Australian Holder, the purchaser will be required to withhold and remit to the Australian Taxation Office, or the ATO, 15% of the proceeds from the sale. A transaction is excluded from the withholding requirements in certain circumstances, including where the transaction is an on-market transaction conducted on an approved stock exchange, a securities lending, or the transaction is conducted using a broker operated crossing system. There may also be an exception to the requirement to withhold where a Non-Australian Holder provides a declaration that their ordinary shares are not ‘Indirect Australian Real Property Interests’. The Non-Australian Holder may be entitled to receive a tax credit for the tax withheld by the purchaser which they may claim in their Australian income tax return.
The federal Government announced in the 2024-2025 Budget a measure to strengthen the foreign resident CGT regime, including to clarify and broaden the types of assets that foreign residents are subject to CGT on and to amend the testing period for the principal asset test to be the previous 365 days before the time of disposal. As announced by the federal Government in the 2025-2026 Budget, the amendments are intended to apply from the later of 1 October 2025 or the first 1 January, 1 April, 1 July or 1 October after the amending statute receives Royal Assent. The Treasury released a Consultation Paper in July 2024 regarding the proposed changes, which includes a discussion about options and rights to acquire assets. Non-Australian Holders should monitor these amendments, and their potential impact on the taxation consequences described herein.
Dual Residency
If a holder of ordinary shares is a resident of both Australia and the United States under those countries’ domestic taxation laws, that holder may be subject to tax as an Australian resident. Holders should obtain specialist taxation advice in these circumstances.
General Australian Tax Matters
The below comments apply to both Australian Resident Holders and Non-Australian Holders.
Stamp Duty
No Australian stamp duty is payable on the issue, transfer and/or surrender of the ordinary shares, provided IREN remains listed on the Nasdaq and all shares are quoted on that exchange and the issue/transfer/surrender of ordinary shares does not result in a person, whether alone or together with associated/related persons or with otherwise unassociated persons as part of substantially one arrangement, having a 90% or more interest in IREN (by reference to their entitlement to a distribution of property of IREN on a winding up or otherwise).
Goods and Services Tax
No Australian GST will be payable on the supply of the ordinary shares.
Subject to certain requirements, there may be a restriction on the entitlement of IREN ordinary shareholders to claim an input tax credit for any GST incurred on costs associated with the acquisition or disposal of IREN ordinary shares (e.g., lawyer’s and accountants’ fees).
THE DISCUSSION ABOVE IS A SUMMARY OF THE AUSTRALIAN TAX CONSEQUENCES OF AN INVESTMENT IN OUR ORDINARY SHARES AND IS BASED UPON LAWS AND RELEVANT INTERPRETATIONS THEREOF IN EFFECT AS OF THE DATE OF THIS PROSPECTUS, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR.

PLAN OF DISTRIBUTION
We are selling      ordinary shares in a registered direct offering to a limited number of purchasers pursuant to this prospectus supplement and the accompanying prospectus at a price of $    per share. The ordinary shares are being offered directly to the purchasers, all of which are participating in the Repurchase. We will enter into one or more share purchase agreements (the “Share Purchase Agreements”) directly with investors in connection with this offering and will only sell to investors who have entered into a Share Purchase Agreement.
We expect to deliver the ordinary shares against payment in New York, New York on or about     , 2025, which is the      business day after the initial trade date for the ordinary shares offered hereby (this settlement cycle being referred to as “T+  ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally must settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares before the business day before the settlement date must, because the shares initially will settle T+  , specify an alternate settlement cycle at the time of such trade to prevent a failed settlement. Those purchasers should consult their advisors.
Purchasers will be informed of the date and manner in which they must transmit the purchase price for their ordinary shares purchased in this offering. Our obligation to issue and sell ordinary shares to the purchasers is subject to the conditions set forth in the Share Purchase Agreements. Any of the closing conditions to our obligation may be waived by us at our discretion. A purchaser’s obligation to purchase ordinary shares is subject to the conditions set forth in the Share Purchase Agreements as well, which may also be waived by the purchasers. There is no requirement that any minimum number or dollar amount of ordinary shares be sold in this offering, and there can be no assurance that we will sell all or any of the shares of our common stock being offered.
We estimate the total expenses that will be payable by us in connection with the offering described in this prospectus supplement will be approximately $    million, which includes legal and accounting fees.
Our ordinary shares are listed on Nasdaq under the symbol “IREN.”
Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS
The validity of certain securities and certain other matters with respect to Australian law will be passed upon for us by Allens, located at Level 28, 126 Phillip Street, Sydney, NSW 2000, Australia. The validity of certain securities and certain matters with respect to U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, located at 450 Lexington Avenue, New York, New York 10017. The placement agents are represented in connection with this offering by Latham & Watkins LLP, located at 1271 Avenue of the Americas, New York, New York 10020.
EXPERTS
The audited consolidated financial statements for the fiscal years ended June 30, 2025, 2024 and 2023 incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance on the report of Raymond Chabot Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form S-3 under the Securities Act. This prospectus supplement, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus supplement relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
In addition, we are subject to the information requirements of the Exchange Act and accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and proxy and information statements.
Our SEC filings, including our registration statements, are available to you on the SEC’s website at www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. We also maintain a website at www.iren.com. Through our website, we make available, free of charge, our annual reports and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement forms in part.

INFORMATION INCORPORATED BY REFERENCE
The rules of the SEC allow us to incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below:
•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on August 28, 2025;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2025 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 6, 2025;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 6, 2025;
•
our Current Reports on Form 8-K filed with the SEC on July 1, 2025, July 3, 2025 (only with respect to the second report filed on such date), September 8, 2025 (but only with respect to information included therein under Item 5.02), October 7, 2025, October 9, 2025, October 14, 2025, November 3, 2025 (but only with respect to information included therein under Item 1.01), November 24, 2025 and November 28, 2025; and

•
the description of our share capital contained in our registration statement on Form 8-A dated November 16, 2021 (File No. 001-41072) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement made in this prospectus supplement or in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus supplement.
All subsequent annual reports on Form 10-K that we file with the SEC and all subsequent filings on Forms 10-Q and 8-K filed by us with the SEC pursuant to the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), after the date hereof and prior to the termination or expiration of the registration statement of which this prospectus supplement forms a part, shall be incorporated by reference.
You can obtain any of the filings incorporated by reference into this prospectus supplement through us or from the SEC through the SEC’s website at www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the reports or documents referred to above which have been or may be incorporated by reference into this prospectus supplement. You should direct all requests for those documents to:
IREN Limited
Level 6, 55 Market Street
Sydney, NSW 2000 Australia
+61 2 7906 8301
ir@iren.com
We maintain a website at www.iren.com The information contained on, or that may be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus supplement.

PROSPECTUS

IREN Limited
Ordinary Shares
Debt Securities
Warrants
Subscription Rights
Purchase Contracts
Units
We or any selling security holder may offer and sell from time to time, in one or more offerings, any combination of the following securities: ordinary shares, debt securities, warrants, subscription rights, purchase contracts and units (collectively, the “securities”). We or any selling security holder may offer and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at or prior to the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities, the specific manner in which these securities will be offered and sold and, if applicable, information about any selling security holder in supplements to this prospectus. The prospectus supplements may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.
The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers. The applicable prospectus supplement will set forth the names of the underwriters, dealers or agents, if any, any applicable commissions or discounts payable to them and the specific terms of the plan of distribution. For general information about the distribution of securities offered, see “Plan of Distribution” beginning on page 31 of this prospectus.
Our ordinary shares are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “IREN”.

Investing in our securities involves a high degree of risk. See the “Risk Factors” section beginning on page 6 of this prospectus and, if applicable, any risk factors described in any applicable prospectus supplement and in our
Securities and Exchange Commission (“SEC”) filings that are incorporated by reference in this prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated August 28, 2025

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ABOUT THIS PROSPECTUS
This prospectus is a part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we or any selling security holder may offer and sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities that may be offered by us and/or selling security holders. Each time we or any selling security holder offers or sells securities, we will provide a prospectus supplement accompanied by this prospectus. The prospectus supplement will contain specific information about the nature of the persons offering securities and the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus.
Before buying any of the securities offered by this prospectus, you should carefully read both this prospectus and any prospectus supplement with all of the information incorporated by reference in this prospectus, as well as the additional information described under the heading “Where You Can Find More Information” and “Information Incorporated by Reference.” These documents contain important information that you should consider when making your investment decision. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.
To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement or in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a prospectus supplement or a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.
The information contained in this prospectus, any applicable prospectus supplement or any document incorporated by reference in this prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or the documents incorporated by reference in this prospectus or the sale of any securities. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
Neither we nor any selling security holders, underwriters, dealers or agents have authorized anyone to provide you with information that is different from that contained in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus we or a selling security holder may authorize to be delivered or made available to you. Neither we nor any selling security holders, underwriters, dealers or agents take responsibility for, or provide assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.
For investors outside the United States: Neither we nor any selling security holders, underwriters, dealers or agents have taken any action that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “IREN,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to IREN Limited and its subsidiaries.
Trademarks
We have unregistered trademarks and services marks, registered website domains, company and business names that we use in connection with the operation of our business. These include, among others, Iris Energy, IREN and www.iren.com. Other trademarks, service marks, and trade names referenced in this prospectus are, to our knowledge, the property of their respective owners.
Presentation of Financial Information
All references to “U.S. dollars,” “dollars,” “$,” “USD” or “US$” are to the U.S. dollar. All references to “Australian dollars,” “AUD” or “A$” are to the Australian dollar, the official currency of Australia. All references to “Canadian dollars,” “CAD” or “C$” are to the Canadian dollar, the official currency of Canada. All references to “GAAP” are to generally accepted accounting principles in the United States. References to a particular “fiscal year” are to IREN’s fiscal year ended June 30 of that year.
Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Market and Industry Data
This prospectus includes market, economic and industry data, as well as certain statistics and information relating to our business, markets and other industry data, which we obtained or extrapolated from various third-party industry and research sources, as well as assumptions that we have made that are based on those data and other similar sources. Industry publications and other third-party surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. While we believe that such data is reliable, we have not independently verified such data and cannot guarantee the accuracy or completeness thereof. Additionally, we cannot assure you that any of the assumptions underlying these statements are accurate or correctly reflect our position in the industry, and not all of our internal estimates have been verified by any independent sources. Furthermore, we cannot assure you that a third-party using different methods to assemble, analyze, or compute market data would obtain the same results. There is no precise definition for what constitutes the Bitcoin mining market, the HPC and AI services market, or any other market or industry referenced in this prospectus. We do not intend, and do not assume any obligations, to update industry or market data set forth in this prospectus. Finally, behavior, preferences and trends in the marketplace tend to change. As a result, investors and prospective investors should be aware that data in this prospectus and estimates based on such data may not be reliable indicators of future results.
References to “market share” and “market leader” are based on global revenues in the referenced market, and unless otherwise specified herein, are based on certain of the materials referenced above.

GLOSSARY OF INDUSTRY TERMS AND CONCEPTS
Throughout this prospectus, we use a number of industry terms and concepts which are defined as follows:
•	AI Cloud Services: platforms that provide access to AI/ML capabilities through cloud-based infrastructure.
•
AI/ML: Artificial Intelligence and Machine Learning. Artificial Intelligence (“AI”) is computer software that mimics human cognitive abilities in order to perform complex tasks, such as decision making, data analysis, language translation and a variety of tools and services across the emergent AI industry that have been developed to leverage AI capabilities. Machine Learning (“ML”) is a subset of AI in which algorithms are trained on data sets to become machine learning models capable of performing specific tasks.

•	ASICs: An Application Specific Integrated Circuit is a type of integrated circuit that is custom-designed for a particular use, rather than intended for general-purpose use.
•	Bitcoin: A system of global, decentralized, scarce, digital money as initially introduced in a white paper titled Bitcoin: A Peer-to-Peer Electronic Cash System by Satoshi Nakamoto.
•	Bitcoin network: The collection of all nodes running the Bitcoin protocol. This includes miners that use computing power to maintain the ledger and add new blocks to the blockchain.
•	block: A bundle of transactions analogous with digital pages in a ledger. Transactions are bundled into blocks, which are then added to the ledger. Miners are rewarded for “mining” a new block.
•
blockchain: A software program containing a cryptographically secure digital ledger that maintains a record of all transactions that occur on the network, that enables peer-to-peer transmission of transaction information, and that follows a consensus protocol for confirming new blocks to be added to the blockchain.

•	Board: The board of directors of IREN Limited.
•
difficulty: In the context of Bitcoin mining, a measure of the relative complexity of the algorithmic solution required for a miner to mine a block and receive the Bitcoin reward. An increase in global hashrate will temporarily result in faster block times as the mining algorithm is solved quicker – and vice versa if the global hashrate decreases. The Bitcoin network protocol adjusts the network difficulty every 2,016 blocks (approximately every two weeks) to maintain a target block time of 10 minutes.

•
digital asset: Bitcoin and alternative coins, or “altcoins,” launched after the success of Bitcoin. This category is designed to serve functions including as a medium of exchange, store of value, and/or to power applications.

•	fiat currency: A government issued currency that is not backed by a physical commodity, such as gold or silver, but rather by the government that issued it.
•
GPUs: Graphics processing units are a type of computing technology designed for parallel processing, which can be used in a wide range of applications, including graphics and video rendering, gaming, creative production and AI.

•	hash: To compute a function that takes an input, and then outputs an alphanumeric string known as the “hash value”.
•
hashrate: The speed at which a miner can produce computations (hashes) using the Bitcoin network’s algorithm, expressed in hashes per second. The hashrate of all miners on a particular network is referred to as the global hashrate.

•
HPC: High-performance computing, which refers to the aggregation of computing power to achieve higher performance levels, often utilized to perform complex calculations in fields including science, engineering, finance, AI/ML, and business. It typically involves using supercomputers or clusters of computers, often employing parallel processing, to perform calculations simultaneously, thereby greatly reducing computation time.

•
miner: Individuals or entities who operate a computer or group of computers that compete to mine blocks. Bitcoin miners who successfully mine blocks are rewarded with new Bitcoin as well as any transaction fees.

•	mining: The process by which new Bitcoin blocks are created, and thus new transactions are added to the blockchain in the Bitcoin network.
•
mining pools: Mining pools are platforms for miners to contribute their hashrate in exchange for digital assets, including Bitcoin, and in some cases regardless of whether the pool effectively mines any block. Miners tend to join pools to increase payout frequency, with pools generally offering daily payouts, and to externalize to the pool the risk of a block taking longer than statistically expected from the network difficulty. Mining pools offers these services in exchange for a fee.

•
proof-of-stake: An alternative consensus protocol, in which a “validator” typically may use their own digital assets to validate transactions or blocks. Validators may “stake” their digital assets on whichever transactions they choose to validate. If a validator validates a block (group of transactions) correctly, it will receive a reward. Typically, if a validator verifies an incorrect transaction, it may lose the digital assets that it staked. Proof-of-stake generally requires a negligible amount of computing power compared to proof-of-work.

•
proof-of-work: A protocol for establishing consensus across a system that ties mining capability to computational power. Hashing a block, which is in itself an easy computational process, now requires each miner to solve for a certain difficulty variable periodically adjusted by the Bitcoin network protocol. In effect, the process of hashing each block becomes a competition and, as a result, the overall process of hashing requires time and computational effort.

•	protocol: The software that governs how a blockchain operates.
•	REC: Renewable Energy Certificate.
•	SEC: U.S. Securities and Exchange Commission.

OUR COMPANY
Our Company
Overview
We are a leading owner and operator of next-generation data centers powered by 100% renewable energy (whether from clean or renewable energy sources or through the purchase of renewable energy certificates). Our data centers are purpose-built for power dense computing applications and today support a combination of GPUs for HPC and AI services and ASICs for Bitcoin mining.
Our Bitcoin mining operations generate revenue by earning Bitcoin through a combination of block rewards and transaction fees from the operation of our specialized computers called ASICs (which we refer to as “Bitcoin miners”) and exchanging these Bitcoin for fiat currencies such as USD or CAD.
We have been mining Bitcoin since 2019. We typically liquidate all the Bitcoin we mine daily and therefore did not have any Bitcoin held on our balance sheet as of June 30, 2025. To date we have utilized Kraken, a U.S.-based digital asset trading platform, to liquidate the Bitcoin we mine. The mining pools that we utilize for the purposes of our Bitcoin mining transfer the Bitcoin that we have mined to Kraken on a daily basis. Such Bitcoin is then exchanged for fiat currency on the Kraken exchange or via its over-the-counter trading desk. We have a backup U.S.-based digital asset trading platform, Coinbase, although we have not utilized Coinbase as of June 30, 2025.
We are also pursuing a strategy of expanding and diversifying our revenue sources into HPC and AI services, including through the development of purpose-built AI data centers. Our HPC and AI services include AI Cloud Services, launched in 2024, that generates revenue by providing access to cloud-based GPU computing to customers for AI training and inference workloads.
Company and Corporate Information
We report to our shareholders in compliance with U.S. securities laws as applicable to a U.S. domestic company and our ordinary shares are solely listed on the Nasdaq in the United States, under the trading ticker “IREN”. We were originally incorporated under the laws of New South Wales, Australia, on November 6, 2018 as “Iris Energy Pty Ltd” an Australian proprietary company (ACN 629 842 799). On October 7, 2021, we converted into a public company named “Iris Energy Limited” under Australian law, and on November 19, 2021, we closed our initial public offering in the United States. As of February 15, 2024, we commenced doing business as “IREN” and on November 27, 2024 we changed the name of the Company to “IREN Limited”.
Our operations, assets and customers are predominantly in the United States, where we maintain office locations at 620 Farm-to-Market Road, Childress, Texas, and 1411 Broadway, New York, New York. Our principal executive offices are located at Level 6, 55 Market Street, Sydney, Australia, and our telephone number is +61 2 7906 8301. Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, New York 10168. The address of our website is https://iren.com. The information on, or accessible through, our website is not part of this prospectus.

RISK FACTORS
Investing in our securities involves risk. Before making a decision to invest in our securities, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then-most recent Annual Report on Form 10-K, and any updates to those risk factors in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K incorporated by reference in this prospectus, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Although we discuss key risks in our discussion of risk factors, new risks may emerge in the future, which may prove to be significant. We cannot predict future risks or estimate the extent to which they may affect our business, results of operations, financial condition and prospects.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that involve substantial risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies and trends we expect to affect our business. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “potential,” “could,” “would,” “may,” “will,” “forecast,” and other similar expressions. Forward-looking statements may also be made, verbally or in writing, by members of our Board or management team in connection with this annual report on Form 10-K. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this document.
Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this document. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. The forward-looking statements are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements. Although we believe that these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations, and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include, but are not limited to:
•	Bitcoin price and foreign currency exchange rate fluctuations;
•	our ability to obtain additional capital on commercially reasonable terms and in a timely manner to meet our capital needs and facilitate our expansion plans;
•
the terms of any future financing or any refinancing, restructuring or modification to the terms of any future financing, which could require us to comply with onerous covenants or restrictions, and our ability to service our debt obligations, any of which could restrict our business operations and adversely impact our financial condition, cash flows and results of operations;

•
our ability to successfully execute on our growth strategies and operating plans, including our ability to continue to develop our existing data center sites, design and deploy direct-to-chip liquid cooling systems, and diversify and expand into the market for high-performance computing (“HPC”) solutions (including the market for AI Cloud Services and potential colocation services such as powered shell, build-to-suit and turnkey data centers (“Colocation Services”) (collectively “HPC and AI services”));

•	our limited experience with respect to new markets we have entered or may seek to enter, including the market for HPC and AI services;
•	our ability to remain competitive in dynamic and rapidly evolving industries;
•	expectations with respect to the ongoing profitability, viability, operability, security, popularity and public perceptions of the Bitcoin network;
•	expectations with respect to the useful life and obsolescence of hardware (including hardware for Bitcoin mining and any current or future HPC and AI services we offer);
•
delays, increases in costs or reductions in the supply of equipment used in our operations including as a result of tariffs and duties, and certain equipment being in high demand due to global supply chain constraints;

•	expectations with respect to the profitability, viability, operability, security, popularity and public perceptions of any current and future HPC and AI services we offer;
•	our ability to secure and retain customers on commercially reasonable terms or at all, particularly as it relates to our strategy to expand into markets for HPC and AI services;
•	our ability to establish and maintain a customer base for our HPC and AI services business and customer concentration;

•	our ability to manage counterparty risk (including credit risk) associated with any current or future customers, including customers of our HPC and AI services and other counterparties;
•	the risk that any current or future customers, including customers of our HPC and AI services or other counterparties, may terminate, default on or underperform their contractual obligations;
•
changing political and geopolitical conditions, including changing international trade policies and the implementation of wide-ranging, reciprocal and retaliatory tariffs, surtaxes and other similar import or export duties, or trade restrictions;

•	Bitcoin global hashrate fluctuations;
•	our ability to secure renewable energy, renewable energy certificates, power capacity, facilities and sites on commercially reasonable terms or at all;
•	delays associated with, or failure to obtain or complete, permitting approvals, grid connections and other development activities customary for greenfield or brownfield infrastructure projects;
•	our reliance on power and utilities providers, third party mining pools, exchanges, banks, insurance providers and our ability to maintain relationships with such parties;
•	expectations regarding availability and pricing of electricity;
•
our participation and ability to successfully participate in demand response products and services and other load management programs run, operated or offered by electricity network operators, regulators or electricity market operators;

•
the availability, reliability and/or cost of electricity supply, hardware and electrical and data center infrastructure, including with respect to any electricity outages and any laws and regulations that may restrict the electricity supply available to us;

•	any variance between the actual operating performance of our miner hardware achieved compared to the nameplate performance including hashrate;
•
electricity market risks relating to changes in regulations and requirements of market operators and regulatory bodies, including with respect to grid stability, interconnection and curtailment obligations;

•	our ability to curtail our electricity consumption and/or monetize electricity depending on market conditions, including changes in Bitcoin mining economics and prevailing electricity prices;
•	actions undertaken by electricity network and market operators, regulators, governments or communities in the regions in which we operate;
•	the availability, suitability, reliability and cost of internet connections at our facilities;
•
our ability to secure additional hardware, including hardware for Bitcoin mining and any current or future HPC and AI services we offer, on commercially reasonable terms or at all, and any delays or reductions in the supply of such hardware or increases in the cost of procuring such hardware;

•	our ability to operate in an evolving regulatory environment;
•	our ability to successfully operate and maintain our property and infrastructure;
•	reliability and performance of our infrastructure compared to expectations;
•	malicious attacks on our property, infrastructure or IT systems;
•	our ability to maintain in good standing the operating and other permits and licenses required for our operations and business;
•	our ability to obtain, maintain, protect and enforce our intellectual property rights and confidential information;
•	any intellectual property infringement and product liability claims;
•	whether the secular trends we expect to drive growth in our business materialize to the degree we expect them to, or at all;

•	any pending or future acquisitions, dispositions, joint ventures or other strategic transactions;
•	the occurrence of any environmental, health and safety incidents at our sites, and any material costs relating to environmental, health and safety requirements or liabilities;
•	damage to our property and infrastructure and the risk that any insurance we maintain may not fully cover all potential exposures;
•
ongoing proceedings relating to the default under certain equipment financing facilities, ongoing securities litigation, and any future litigation, claims and/or regulatory investigations, and the costs, expenses, use of resources, diversion of management time and efforts, liability and damages that may result therefrom;

•	our failure to comply with any laws including the anti-corruption laws of the United States and various international jurisdictions;
•	any failure of our compliance and risk management methods;
•
any laws, regulations and ethical standards that may relate to our business, including those that relate to Bitcoin and the Bitcoin mining industry and those that relate to any other services we offer, including laws and regulations related to data privacy, cybersecurity and the storage, use or processing of information and consumer laws;

•	our ability to attract, motivate and retain senior management and qualified employees;
•
increased risks to our global operations including, but not limited to, political instability, acts of terrorism, theft and vandalism, cyberattacks and other cybersecurity incidents and unexpected regulatory and economic sanctions changes, among other things;

•	climate change, severe weather conditions and natural and man-made disasters that may materially adversely affect our business, financial condition and results of operations;
•	public health crises, including an outbreak of an infectious disease and any governmental or industry measures taken in response;
•	damage to our brand and reputation;
•
evolving stakeholder expectations and requirements relating to environmental, social or governance issues or reporting, including actual or perceived failure to comply with such expectations and requirements;

•
that we do not currently pay any cash dividends on our ordinary shares, and may not in the foreseeable future and, accordingly, your ability to achieve a return on your investment in our ordinary shares will depend on appreciation, if any, in the price of our ordinary shares; and

•
other risks factors disclosed under “Item 1A. Risk Factor” in our Annual Report on Form 10-K, incorporated by reference herein, and any further update in our subsequent filings with the SEC on Form 10-Q and Form 8-K.

The foregoing list of factors is not exhaustive and does not necessarily include all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.
Forward-looking statements speak only as of the date on which they were made and should be read carefully in conjunction with other uncertainties and potential events described in our Annual Report on Form 10-K and our subsequent filings with the SEC on Form 10-Q and Form 8-K. Except as required by applicable law, we do not undertake any obligation to update any forward-looking statements to reflect subsequent events and circumstances.

USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, the principal purpose of an offering would be to increase our capitalization and financial flexibility and the net proceeds from our sale of the securities will be used for general corporate purposes and other business opportunities. Unless otherwise indicated in a prospectus supplement, we will not receive any proceeds from an offering of securities by a selling security holder.

DIVIDEND POLICY
Since our incorporation, we have not declared or paid any dividends on our issued share capital. Any determination to pay dividends in the future will be at the discretion of the Board and subject to Australian law. If the Board elects to pay dividends, the form, frequency and amount will depend upon our future operations and earning, capital requirements and surplus, general financial conditions, contractual restrictions and other factors that the Board may deem relevant. B Class shares do not confer on their holders any right to receive dividends. For additional information, see “Item 1A—Risk Factors—Risks Related to Ownership of Our Ordinary Shares—We do not currently pay any cash dividends on our ordinary shares, and may not in the foreseeable future. Accordingly, your ability to achieve a return on your investment in our ordinary shares will depend on appreciation, if any, in the price of our ordinary shares” in our Annual Report on Form 10-K filed on August 28, 2025, incorporated herein by reference.

DESCRIPTION OF SHARE CAPITAL AND CONSTITUTION
The following descriptions are summaries of the material terms of our company constitution (“Constitution”). Reference is made to the more detailed provisions of the Constitution. Please note that this summary is not intended to be exhaustive. For further information please refer to the full version of our amended and restated Constitution which is included as an exhibit to this registration statement.
General
IREN Limited was incorporated under the laws of New South Wales, Australia on November 6, 2018, and is an Australian public company (ACN 629 842 799). Our registered address is located at c/o Pitcher Partners, Level 13, 664 Collins Street, Docklands, Victoria, Australia 3008.
We do not have a limit on our authorized share capital and do not recognize the concept of par value under Australian law.
Subject to restrictions on the issue of securities in our Constitution and the Corporations Act 2001 (Cth) (“Corporations Act”) and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that the Board determines.
The rights and restrictions attaching to ordinary shares and B Class shares are derived through a combination of our Constitution, the common law applicable to Australia, the Corporations Act and other applicable law. A general summary of some of the rights and restrictions attaching to ordinary shares and B Class shares are summarized below. Each ordinary shareholder is entitled to receive notice of and to be present, to vote and to speak at general meetings.
Ordinary Shares
Our ordinary shares and B Class shares will have the rights and restrictions described in “Key Provisions in our Constitution.”
Key Provisions in Our Constitution
Our Constitution is similar in nature to the certificate of incorporation and bylaws of a U.S. corporation. It does not provide for or prescribe any specific objectives or purposes for the Company. Our Constitution is subject to the terms of the Corporations Act. It may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders (in person or by proxy) entitled to vote on the resolution.
Under Australian law, a company has the legal capacity and powers of an individual both within and outside Australia. The material provisions of our Constitution are summarized below. This summary is not intended to be complete nor to constitute a definitive statement of the rights and liabilities of our shareholders, and is qualified in its entirety by reference to the complete text of our Constitution, a copy of which is an exhibit to the registration statement of which this prospectus forms a part.
Interested Directors
A director or that director’s alternate who has a material personal interest in a matter that is being considered at a directors’ meeting must not be present while the matter is being considered at the meeting or vote in respect of that matter according to our Constitution unless permitted to do so by the Corporations Act, in which case such director may (i) be counted in determining whether or not a quorum is present at any meeting of directors considering that contract or arrangement or proposed contract or arrangement; (ii) sign or countersign any document relating to that contract or arrangement or proposed contract or arrangement; and (iii) vote in respect of, or in respect of any matter arising out of, the contract or arrangement or proposed contract or arrangement.
Unless a relevant exception applies, the Corporations Act requires our directors to provide disclosure of any material personal interest, and prohibits directors from voting on matters in which they have a material personal interest and from being present at the meeting while the matter is being considered, unless directors who do not have a material personal interest in the relevant matter have passed a resolution that identifies the director, the nature and extent of the director’s interest in the matter and its relation to our affairs and states that those directors are satisfied that the interest should not disqualify the director from voting or being present. In addition, the Corporations Act may require shareholder approval of any provision of related party benefits to our directors, unless a relevant exception applies.

Borrowing Powers Exercisable by Directors
Pursuant to our Constitution, the management and control of our business affairs are vested in our Board. Our Board has the power to raise or borrow money or obtain other financial accommodation for the purposes of the Company, and may grant security for the repayment of that sum or sums or the payment, performance or fulfilment of any debts, liabilities, contracts or obligations incurred or undertaken by the Company in any manner and upon any terms and conditions as our Board deems appropriate.
Appointment of Directors
Under the Constitution, the minimum number of directors that may comprise the Board is 3 and the maximum is fixed by the directors but may not be more than 10 (unless otherwise determined by the Board). Directors are elected at annual general meetings of the Company. The directors may also appoint a director to fill a casual vacancy on the Board if the number of directors is below the minimum fixed number of 3, or in addition to the existing directors, who will then hold office until the next annual general meeting of the Company.
Each of Awassi Capital Holdings 1 Pty Ltd ACN 629 820 499 and Awassi Capital Holdings 2 Pty Ltd ACN 629 819 978, or their respective affiliates, who hold a B Class share shall be entitled to designate a nominee for election to the Board (each such nominee, a “Founder Director”). A Founder Director will automatically cease to be a director, and must be immediately removed as a director, if that Founder Director is removed as a director where required under the Corporations Act or our constitution.
Rights and Restrictions on Classes of Shares
The rights attaching to our ordinary shares are detailed in our Constitution. Our Constitution provides that, subject to the Corporations Act and our Constitution, our directors may issue shares with preferential, deferred or special rights, privileges or conditions or with any restrictions, whether in relation to dividends, voting, return of share capital, or otherwise as our Board may determine. Subject to the Corporations Act and our Constitution (see “Anti-Takeover Effects of Certain Provisions of Our Constitution”), we may issue further shares on such terms and conditions as our Board of directors resolve.
We may only issue preference shares if the rights attaching to the preference shares relating to repayment of capital, participation in surplus assets and profits, cumulative and non-cumulative dividends, voting and priority of payment of capital and dividends in respect of other shares (including ordinary shares) are set out in our Constitution or otherwise approved by special resolution passed at a general meeting.
Dividend Rights
Under the Corporations Act, a company must not pay a dividend unless (i) the company’s assets exceed its liabilities immediately before the dividend is declared and the excess is sufficient for the payment of the dividend; (ii) the payment of the dividend is fair and reasonable to the company’s shareholders as a whole; and (iii) the payment of the dividend does not materially prejudice the company’s ability to pay its creditors. Subject to this requirement, our Board may from time to time determine to pay and declare dividends to shareholders in accordance with the respective rights and restrictions attached to any share or class of share. Each B Class share does not confer on its holder any right to receive dividends.
All dividends unclaimed for one year after the time for payment has passed may be invested or otherwise made use of by our Board for our benefit until claimed or until dealt with under any law relating to unclaimed moneys.
Voting Rights
Voting rights at a general meeting of the Company’s shareholders will be determined by poll (rather than a show of hands).
On a poll, holders of ordinary shares are entitled to one vote for each ordinary share held and a fraction of a vote for each partly paid share held by the shareholder and in respect.
The holders of B Class shares are entitled to vote at general meetings of shareholders. Each B Class shareholder is entitled on a poll, to 15 votes for each ordinary share held by the holder of a B Class share.
In the case of joint holders of a share, the vote of the joint holder whose name appears first on the register of shareholders in respect of the joint holding shall be accepted to the exclusion of the votes of the other joint holders.

In accordance with the Corporations Act and the provisions of our Constitution, the circumstances in which holders of a class of shares, including holders of ordinary shares, will be entitled to vote separately as a single class are limited to:
•	voting for a variation of class rights that only affect a single share class;
•	voting for a compromise or arrangement proposed that would affect a certain class of holder, e.g. a plan of arrangement to transfer a class of share to a bidder; and
•	voting in response to a takeover bid for a specific class of shares.
Right to Share in Our Profits
Pursuant to our Constitution, our shareholders are entitled to participate in our profits only by payment of dividends in accordance with the respective rights and restrictions attached to any share or class of share. Our Board may from time to time determine to pay dividends to the shareholders. However, any such dividend may only be payable in accordance with the requirements set out in the Corporations Act described above.
Rights to Share in the Surplus in the Event of Winding Up
If the Company is wound up, then subject to any rights or restrictions attached to a class of shares, the liquidator may, with the sanction of a special resolution of the Company, distribute the whole or any part of the assets and may for that purpose: (i) decide how the assets are to be distributed as between the members or different classes of members; (ii) value the assets to be distributed in such manner as the liquidator thinks fit; and (iii) vest the whole or any part of any assets in such trustees and on such trusts for the benefit of the members entitled to the distribution of those assets as the liquidator thinks fit.
B Class shares shall not confer on their holders any right to participate pro rata in any distribution of profits and assets of, and any proceeds received by, the company in excess of the total amount of capital paid-up by the holders upon issue of such B Class share.
Redemption Provision for Shares
There are no redemption provisions in our Constitution in relation to ordinary shares. Under our Constitution, shares may be issued and allotted, which are liable to be redeemed.
B Class shares will be redeemed by the Company for A$1.00 per B Class share in accordance with the Constitution upon the earlier to occur of the following circumstances:
•	that holder (or its affiliate or founder in respect of such holder) ceases to be a director due to voluntary retirement;
•	the transfer of any B Class share by that holder (or an affiliate) to another person in breach of the Constitution (which is unremedied within 20 business days);
•	the liquidation or winding up of the Company; or
•	the date which is 12 years after the date upon which the company becomes first listed on a recognized stock exchange.
The redemption of B Class shares, whether voluntary or upon a transfer of B Class shares, may have the effect, over time, of increasing the relative voting power of those holders of B Class shares who retain their B Class shares. Under the Corporations Act, redeemable preference shares may only be redeemed if those preference shares are fully paid-up and payment in satisfaction of redemption is out of profits or the proceeds of a new issue of shares made for the purposes of the redemption.
Variation or Cancellation of Share Rights
Subject to the Corporations Act and the terms of issue of a class of shares, the rights attaching to any class of shares may be varied or cancelled with the approval of the Board and: (a) the consent in writing of the holders of three-quarters of the issued shares included in that class; or (b) by a special resolution passed at a separate meeting of the holders of those shares.

General Meetings of Shareholders
General meetings of shareholders may be called by our Board. Except as permitted under the Corporations Act, shareholders may not convene a meeting. The Corporations Act requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting. Notice of the proposed meeting of our shareholders is required at least 21 days prior to such meeting under the Corporations Act.
Under the Constitution, a general meeting of shareholders will be properly convened if at least two members are present (which must include each holder of a B Class share from time to time, to the extent such holder is entitled to vote on one or more resolutions at the relevant meeting) and entitled to vote. In addition, under Nasdaq Rule 5605, shareholders holding not less than 33 1/3% of the voting power of the shares issued and outstanding and entitled to vote at a company’s annual meeting must be present in order to proceed. The Constitution also provides that, if a provision of the IREN Constitution is not consistent with the listing rules of a stock exchange upon which IREN is listed, then the Constitution is deemed not to contain that provision to the extent of the inconsistency. Accordingly, the quorum requirements in both the Constitution and Nasdaq Rule 5605 must be satisfied in order for to be properly convened.
Foreign Ownership Regulations
Our Constitution does not impose specific limitations on the rights of non-residents to own securities. However, acquisitions and proposed acquisitions of securities in Australian companies may be subject to review and approval by the Australian Federal Treasurer under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FATA”), which generally applies to acquisitions or proposed acquisitions:
•
by a foreign person (as defined in the FATA) or associated foreign persons that would result in such persons having an interest in 20% or more of the issued shares of, or control of 20% or more of the voting power in, an Australian company; or

•	by a foreign government investor (as defined in the FATA) that would result in such a person having any direct interest (as defined in the FATA) in an Australian company.
In general terms, for proposals for investment in non-sensitive sectors, no such review or approval under the FATA is required if the foreign acquirer is a U.S. entity and the value of the Australian target is less than A$1,464 million. A lower general A$339 million threshold applies to most other foreign investors. These monetary thresholds apply as at the date of this registration statement but may be amended from time to time (including through indexation).
The Australian Federal Treasurer may prevent a proposed acquisition in the above categories or impose conditions on such acquisition if the Australian Federal Treasurer is satisfied that the acquisition would be contrary to the national interest. If a foreign person acquires shares or an interest in shares in an Australian company in contravention of the FATA, the Australian Federal Treasurer has the power to make a range of orders including an order of the divestiture of such person’s shares or interest in shares in that Australian company.
Share transfers
Subject to the Constitution, shares may be transferred by a proper transfer effected in accordance with the Nasdaq listing rules, by a written instrument of transfer which complies with the Constitution or by any other method permitted by the Corporations Act. The Board may refuse to register a transfer of shares where permitted or required to do so under the Corporations Act or Nasdaq listing rules. B Class shares are not transferable by the holder (other than to an affiliate of that holder).
Issues of Shares and Change in Capital
Subject to our Constitution, the Corporations Act and any other applicable law, we may at any time issue shares and give any person a call or option over any shares on any terms, with preferential, deferred or other special rights, privileges or conditions or with restrictions and for the consideration and other terms that the directors determine. We may only issue preference shares if the rights attaching to the preference shares relating to repayment of capital, participation in surplus assets and profits, cumulative and non-cumulative dividends, voting and priority of payment of capital and dividends in respect of other shares (including ordinary shares) are set out in our Constitution or otherwise approved by special resolution passed at a general meeting of shareholders.

Subject to the requirements of our Constitution, the Corporations Act and any other applicable law, including relevant shareholder approvals, we may consolidate or divide our share capital into a larger or smaller number by resolution, reduce our share capital in any manner (provided that the reduction is fair and reasonable to our shareholders as a whole, does not materially prejudice our ability to pay creditors and obtains the necessary shareholder approval) or buy back our ordinary shares whether under an equal access buy-back or on a selective basis.
Proportional takeover bids
Our Constitution contains provisions for shareholder approval to be required in relation to any proportional takeover bid. These provisions were renewed by special resolution of the shareholders in the most recent general meeting.
Amendment
The Constitution can only be amended by special resolution passed by at least three-quarters of the votes cast by shareholders present (in person or by proxy) and entitled to vote on the resolution at a general meeting of the Company. The Company must give at least 21 days’ written notice of a general meeting of the Company.
Anti-Takeover Effects
Takeovers of Australian public companies that have more than 50 shareholders are regulated by, amongst other things, the Corporations Act which prohibits the acquisition of a relevant interest in issued voting shares in a public company if the acquisition will lead to that person’s or someone else’s voting power in the company increasing from 20% or below to more than 20% or increasing from a starting point that is above 20% and below 90%, which we refer to as the Takeover Prohibition, subject to a range of exceptions. Generally, and without limitation, a person will have a “relevant interest” in securities if they:
•	are the holder of the securities (other than if the person holds those securities as a bare trustee);
•	have power to exercise, or control the exercise of, a right to vote attached to the securities; or
•	have the power to dispose of, or control the exercise of a power to dispose of, the securities (including any indirect or direct power or control).
If at a particular time a person has a relevant interest in issued securities and the person (whether before or after acquiring the relevant interest):
•	has entered or enters into an agreement with another person with respect to the securities;
•
has given or gives another person an enforceable right, or has been or is given an enforceable right by another person, in relation to the securities (whether the right is enforceable presently or in the future and whether or not on the fulfillment of a condition); or

•
has granted or grants an option to, or has been or is granted an option by, another person with respect to the securities and the other person would have a relevant interest in the securities if the agreement were performed, the right enforced or the option exercised, the other person is also taken to have acquired a relevant interest in the securities that are the subject of an abovementioned act, at the time that such act occurs.
There are a number of exceptions to the Takeover Prohibition. In general terms, some of the more significant exceptions include:
•	when the acquisition results from the acceptance of an offer under a formal takeover bid;
•	when the acquisition is conducted on market by or on behalf of the bidder under a takeover bid and the acquisition occurs during the bid period;
•	when the dis-interested shareholders of the target company approve the takeover by resolution passed at general meeting;
•
an acquisition by a person if, throughout the six months before the acquisition, that person, or any other person, has had voting power in the company of at least 19% and as a result of the acquisition, none of the relevant persons would have voting power in the company more than 3% higher than they had six months before the acquisition;

•	as a result of a rights issue;
•	as a result of dividend reinvestment schemes or bonus share plan;
•	through operation of law;
•	an acquisition which arises through the acquisition of a relevant interest in another listed company which is listed on a prescribed financial market;
•	arising from an auction of forfeited shares conducted on-market; or
•	arising through a compromise, arrangement, liquidation or buy-back.
Certain breaches of the takeovers provisions of the Corporations Act may give rise to criminal offences. The Australian Securities and Investments Commission and the Australian Takeover Panel have a wide range of powers relating to breaches of takeover provisions including the ability to make orders canceling contracts, freezing transfers of, and rights attached to, securities, and forcing a party to dispose of securities. There are certain defenses to breaches of the takeovers provisions provided in the Corporations Act.
Differences in Corporate Law
Set forth below is a comparison of certain shareholder rights and corporate governance matters under Delaware law and Australian law:

Corporate law issue	Delaware law	Australian law
Special Meetings of Shareholders
Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws.
However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.

The Corporations Act requires the directors to call a general meeting on the request of shareholders with at least 5% of the vote that may be cast at the general meeting. Shareholders with at least 5% of the votes that may be cast at the general meeting may also call and arrange to hold a general meeting. The shareholders calling the meeting must pay the expenses of calling and holding the meeting.

Corporate law issue	Delaware law	Australian law
Interested Director Transactions
Interested director transactions are permissible and may not be legally voided if:

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either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital shares entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or

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the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

A director or that director’s alternate who has a material personal interest in a matter that is being considered at a directors’ meeting must not be present while the matter is being considered at the meeting or vote in respect of that matter unless permitted to do so by the Corporations Act, in which case such director may:

  •
be counted in determining whether or not a quorum is present at any meeting of directors considering that contract or arrangement or proposed contract or arrangement;

  •
sign or countersign any document relating to that contract or arrangement or proposed contract or arrangement; and

  •
vote in respect of, or in respect of any matter arising out of, the contract or arrangement or proposed contract or arrangement.

Unless a relevant exception applies, the Corporations Act requires our directors to provide disclosure of any material personal interest, and prohibits directors from voting on matters in which they have a material personal interest and from being present at the meeting while the matter is being considered, unless directors who do not have a material personal interest in the relevant matter have passed a resolution that identifies the director, the nature and extent of the director’s interest in the matter and its relation to our affairs and states that those directors are satisfied that the interest should not disqualify the director from voting or being present. In addition, the Corporations Act may require shareholder approval of any provision of related party benefits to our directors, unless a relevant exception applies.

Cumulative Voting	The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of	No cumulative voting concept for director elections. Voting rights can vary by share class, depending on the terms attaching to

Corporate law issue	Delaware law	Australian law
	any series may vote cumulatively either at all elections or at elections under specified circumstances.	the shares under the constitution of the company. Ordinary shares carry one vote (by poll) per share and B Class shares carry 15 votes (by poll) per ordinary share held by the holder.

Approval of Corporate Matters by Written Consent
Unless otherwise specified in a corporation’s certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, notice, or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.
Australian public companies cannot pass resolutions by circulating written resolutions.

Business Combinations
With certain exceptions, a merger, consolidation, or sale of all or substantially all the assets of a Delaware corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.

No requirement for shareholder approval under Australian law, unless the transaction involves a transfer or issue or new shares or other securities to existing shareholders (for example, a business combination through a scrip-for-scrip merger) or a related party (generally, a director or its associates).

Limitations on Director’s Liability and Indemnification of Directors and Officers
A Delaware corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock purchases, or redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws.

A Delaware corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in defense of an action, suit, or proceeding

Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

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a liability owed to the company or a related body corporate of the company;

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a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA or 1317HB of the Corporations Act; a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

  •
legal costs incurred in defending an action for a liability incurred as an

Corporate law issue	Delaware law	Australian law

by reason of his or her position if (i) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

officer or director of the company if the costs are incurred:

    ○
in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

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in defending or resisting criminal proceedings in which the officer or director is found guilty; or

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in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or

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in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

Appraisal Rights
A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.

No equivalent concept under Australian law, subject to general minority oppression rights under which shareholders can apply to the Courts for an order in respect of Company actions that are unfairly prejudicial to a shareholder.

Shareholder Suits
Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste, and actions not taken in accordance with applicable law. In such actions, the
Shareholders have a number of statutory protections and rights available to them, regardless of the quantity of shares they hold. These include: • the ability to call a meeting of the

Corporate law issue	Delaware law	Australian law
court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.
company and propose resolutions; and

  •
the right to apply to the court for orders in cases where majority shareholders, or the directors, act in an oppressive or unfairly prejudicial manner towards a single shareholder does not have a minimum shareholding requirement, and can result in a broad range of orders, including:

    ○
the winding up of the company;

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modification of the company’s constitution; and

    ○
any other order the court determines to be appropriate.

Inspection of Books and Records
All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Any shareholder of the Company has the right to inspect or obtain copies of our share register on the payment of a prescribed fee.

Books containing the minutes of general meetings will be kept at our registered office and will be open to inspection of shareholders at all times when the office is required to be open to the public. Other corporate records, including minutes of directors’ meetings, financial records and other documents, are not open for inspection by shareholders (who are not directors). Where a shareholder is acting in good faith and an inspection is deemed to be made for a proper purpose, a shareholder may apply to the court to make an order for inspection of our books.

All public companies are required to prepare annual financial reports and directors’ reports for each financial year, and to file these reports with the Australian Securities and Investments Commission.

Amendments to Charter
Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of
Amending or replacing the company’s constitution, requires a special resolution (75%) of the shareholders.

Corporate law issue	Delaware law	Australian law

incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.

Transfer Agent and Registrar
The transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royal Street, Canton, MA 02021.
Listing
Our ordinary shares are listed on the Nasdaq Global Select Market under the symbol “IREN”.

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities, which may be secured or unsecured and may be exchangeable for and/or convertible into other securities, including our ordinary shares. The debt securities will be issued under one or more separate indentures between us and a designated trustee. The terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for other securities, and the material terms of the indenture will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will set forth, to the extent required and as applicable, the following terms (non-exhaustive) of the debt securities in respect of which the prospectus supplement is delivered:
•	the title of the series;
•	the aggregate principal amount;
•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;
•	any limit on the aggregate principal amount;
•	the date or dates on which principal is payable;
•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;
•	the date or dates on which interest, if any, will be payable and any regular record date for the interest payable;
•	the place or places where principal and, if applicable, premium and interest, is payable;
•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;
•	the denominations in which such debt securities may be issuable, if other than denomination of $1,000 or any integral multiple of that number;
•	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;
•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;
•	the currency of denomination;
•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;
•
if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

•
if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;
•	any events of default;
•	the terms and conditions, if any, for conversion into or exchange for ordinary shares;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and
•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of our company.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities. The warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants being offered and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will set forth, to the extent required and as applicable, the following terms (non-exhaustive) of the warrants in respect of which the prospectus supplement is delivered:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies in which the price of such warrants will be payable;
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the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material United States federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase our securities. The subscription rights may be issued independently or together with any other securities, may be attached to, or separate from, such securities and may or may not be transferable by the shareholder receiving the subscription rights. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any unsubscribed securities after such offering. The terms of any subscription rights being offered will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will set forth, to the extent required and as applicable, the following terms (non-exhaustive) of the subscription rights in respect of which the prospectus supplement is delivered:
•	the exercise price;
•	the aggregate number of rights to be issued;
•	the type and number of securities purchasable upon exercise of each right;
•	the procedures and limitations relating to the exercise of the rights;
•	the date upon which the exercise of rights will commence;
•	the record date, if any, to determine who is entitled to the rights;
•	the expiration date;
•	the extent to which the rights are transferable;
•	information regarding the trading of rights, including the stock exchanges, if any, on which the rights will be listed;
•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;
•	if appropriate, a discussion of material U.S. federal income tax considerations and material Australian tax considerations;
•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of the rights; and
•	any other material terms of the rights.
If fewer than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. A purchase by us or any of our subsidiaries of ordinary shares pursuant to any such purchase contract shall be subject to certain restrictions under Australian law that generally apply to a repurchase of shares. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, ordinary shares or any combination of such securities. The applicable supplement will describe:
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the terms of the units and of the warrants, debt securities, preferred shares and/or ordinary shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES
Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.
Registered Global Securities
We may issue registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.
If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of IREN, the trustees, the warrant agents, the unit agents or any other agent of IREN, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

SELLING SECURITY HOLDERS
Selling security holders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities in various private transactions. Such selling security holders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling security holders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.
The applicable prospectus supplement will set forth the name of each selling security holder and the number of and type of securities beneficially owned by such selling security holder that are covered by such prospectus supplement. The applicable prospectus supplement also will disclose whether any of the selling security holders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION
We and/or any selling security holder may sell the securities in one or more of the following ways (or in any combination) from time to time:
•	through underwriters or dealers;
•	directly to a limited number of purchasers or to a single purchaser;
•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, into an existing trading market on an exchange or otherwise;
•	through agents; or
•	through any other method permitted by applicable law and described in the applicable prospectus supplement.
The prospectus supplement will state the terms of the offering of the securities, including:
•	the name or names of any underwriters, dealers or agents;
•	the purchase price of such securities and the proceeds to be received by us, if any;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the securities may be listed.
Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
•	negotiated transactions;
•	at a fixed public offering price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices; or
•	at negotiated prices.
Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
The securities may be sold through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.
Sales to or through one or more underwriters or agents in at-the-market offerings will be made pursuant to the terms of a distribution agreement with the underwriters or agents. Such underwriters or agents may act on an agency basis or on a principal basis. During the term of any such agreement, shares may be sold on a daily basis on any stock exchange, market or trading facility on which the ordinary shares are traded, in privately negotiated transactions or otherwise as agreed with the underwriters or agents. The distribution agreement will provide that any ordinary share sold will be sold at negotiated prices or at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we may also agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or other securities. The terms of each such distribution agreement will be described in a prospectus supplement.

We and/or any selling security holder may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.
Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make.
The prospectus supplement may also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.
Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.
Each series of securities will be a new issue of securities and will have no established trading market, other than our ordinary shares, which are listed on Nasdaq. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than our ordinary shares, may or may not be listed on a national securities exchange.

LEGAL MATTERS
The validity of certain securities and certain other matters with respect to Australian law have been passed upon for us by Allens, located at Level 28, 126 Phillip Street, Sydney, NSW 2000, Australia. The validity of certain securities and certain matters with respect to U.S. federal and New York State law have been passed upon for us by Davis Polk & Wardwell LLP, located at 450 Lexington Avenue, New York, New York 10017. Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues relating to any offering.

EXPERTS
The audited consolidated financial statements for the fiscal years ended June 30, 2025, 2024 and 2023 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance on the report of Raymond Chabot Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
We are a public company incorporated under the laws of Australia with limited liability. Some or all of our directors may be non-residents of the United States and substantially all of their assets are located outside the United States. As a result, it may not be possible or practicable for you to:
•	effect service of process within the United States upon our non-U.S. resident directors or on us;
•	enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;
•
enforce in U.S. courts judgments obtained against our non-U.S. resident directors or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•	bring an original action in an Australian court to enforce liabilities against our non-U.S. resident directors or us based solely upon U.S. securities laws.
You may also have difficulties enforcing in courts outside the United States judgments that are obtained in U.S. courts against any of our non-U.S. resident directors or us, including actions under the civil liability provisions of the U.S. securities laws. Australia has developed a different body of securities laws as compared to the United States and may provide protections for investors to a lesser extent.
It may be difficult (or impossible in some circumstances) for Australian companies to commence court action or proceedings before the federal courts of the United States or other jurisdiction in which it conducts business or has assets. This may make it difficult for us to recover amounts we are owed and to generally enforce our rights, which may have an adverse impact on our operations and financial standing. Even where we are able to enforce our rights, this may be costly and/or time consuming, risky, and may not guarantee recovery, which in turn may have an adverse impact on our operations and financial standing.
There are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against us to enforce liabilities based in part upon U.S. federal securities laws.
The disclosures in this section are not based on the opinion of counsel.
We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us under the federal securities laws of the United States.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a “shelf” registration statement (including amendments and exhibits to the registration statement) on Form S-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
In addition, we are subject to the informational requirements of the Exchange Act and accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and proxy and information statements and other information we have filed electronically with the SEC.
Our SEC filings, including our registration statements, are available to you on the SEC’s website at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. We also maintain a website at https://iren.com. Through our website, we make available, free of charge, our annual reports and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus.

INFORMATION INCORPORATED BY REFERENCE
The rules of the SEC allow us to incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below:
•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the SEC on August 28, 2025;
•	our Current Reports on Form 8-K filed with the SEC on July 1, 2025, and July 3, 2025 (only with respect to the second report filed on such date); and
•
the description of our share capital contained in our registration statement on Form 8-A dated November 16, 2021 (File No. 001-41072) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement made in this prospectus or in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.
All subsequent annual reports on Form 10-K that we file with the SEC and all subsequent filings on Forms 10-Q and 8-K filed by us with the SEC pursuant to the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), after the date hereof and prior to the termination or expiration of the registration statement of which this prospectus forms a part, shall be incorporated by reference.
You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at https://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports or documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct all requests for those documents to:
IREN Limited
Level 6, 55 Market Street
Sydney, NSW 2000 Australia
+61 2 7906 8301
ir@iren.com
We maintain a website at https://iren.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated by reference into, this prospectus.

IREN Limited

     Ordinary Shares
PRELIMINARY PROSPECTUS SUPPLEMENT

Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan

December   , 2025